UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
TruBridge, Inc.
(Name of registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

March 27, 2024

To the Stockholders of TruBridge, Inc.:

You are invited to attend the 2024 Annual Meeting of Stockholders of TruBridge, Inc. (the “Company”) on Thursday, May 9, 2024 at 8:00 a.m., Central Time. This year we will be conducting the annual meeting online via live webcast in order to allow our stockholders and other attendees to participate from any location and to reduce the environmental impact of our annual meeting. Details regarding how to participate in the virtual annual meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

We have elected to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe that the rules will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the annual meeting.

Your vote, whether in attendance on May 9, 2024 or by proxy, is important. Please review the instructions on each of your voting options described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement and the Notice of Internet Availability of Proxy Materials you received in the mail. Even if you plan to participate in the virtual annual meeting, I urge you to vote as soon as possible.

Sincerely,

Glenn P. Tobin
Chairperson of the Board

TRUBRIDGE, INC.

54 St. Emanuel Street

Mobile, Alabama 36602

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, MAY 9, 2024

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2024 Annual Meeting of Stockholders of TruBridge, Inc. (the “Company”) will be held at 8:00 a.m., Central Time, on Thursday, May 9, 2024. In order to allow our stockholders and other attendees to participate from any location and to reduce the environmental impact of our annual meeting, we have determined that the annual meeting will be held in a virtual meeting format only via the Internet. You may participate in and vote and submit questions during the annual meeting via the Internet at www.proxydocs.com/TBRG. The annual meeting is being held for the following purposes:

1.	To elect two Class I directors to serve on the Board of Directors of the Company for three-year terms expiring at the 2027 Annual Meeting of Stockholders;

2.	To approve on a non-binding advisory basis the compensation of the Company’s named executive officers (“NEOs”);

3.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accountants for the year ending December 31, 2024; and

4.	To transact such other business as may properly come before the annual meeting or any adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice. The annual meeting may be adjourned from time to time without notice other than announcement at the meeting or at adjournments thereof, and any business for which notice is hereby given may be transacted at any such adjournment.

The Board of Directors has set March 15, 2024 as the record date for the annual meeting. Only holders of record of the Company’s common stock at the close of business on the record date will be entitled to notice of, and to vote at, the annual meeting.

To participate in the annual meeting virtually via the Internet, please visit www.proxydocs.com/TBRG. In order to attend, you must register in advance at www.proxydocs.com/TBRG. In order to register, you will need the control number included on your Notice of Internet Availability of Proxy Materials or proxy card if you request a hard copy of the proxy materials. Upon completing your registration, you will receive further instructions via email, including information about when you should expect to receive your unique link that will allow you access to the meeting and to vote and submit questions during the meeting. You will not be able to attend the annual meeting in person.

Whether or not you plan to participate in the virtual annual meeting, we urge you to review these materials carefully, which are available at www.proxydocs.com/TBRG. We also encourage you to vote by (i) following the instructions on the Notice that you received from your broker, bank or other nominee if your shares are held beneficially in “street name” or (ii) one of the following means if your shares are registered directly in your name with the Company’s transfer agent:

•

By Internet: Go to the website www.proxypush.com/TBRG and follow the instructions. You will need the control number included on your Notice of Internet Availability of Proxy Materials or proxy card to obtain your records and create an electronic voting instruction form.

•

By Telephone: To vote over the telephone, dial toll-free 866-509-1050 using any touch-tone telephone and follow the recorded instructions. You will be asked to provide the control number included on your Notice of Internet Availability of Proxy Materials or proxy card.

i

•

By Mail: You may request from the Company a hard copy of the proxy materials, including a proxy card, by following the instructions on your Notice of Internet Availability of Proxy Materials. If you request and receive a proxy card, please mark your selections on the proxy card, date and sign your name exactly as it appears on the proxy card and mail the proxy card in the pre-paid envelope that will be provided to you. Mailed proxy cards must be received no later than May 8, 2024 in order to be counted for the annual meeting.

On March 4, 2024, we changed our name from Computer Programs and Systems, Inc. to TruBridge, Inc. and our ticker was changed to “TBRG.” In the Proxy Statement accompanying this Notice, the terms “TruBridge,” “the Company,” “we,” “us” and “our” refer to TruBridge, Inc. following the name change and Computer Programs and Systems, Inc. prior to the name change.

By order of the Board of Directors,

Glenn P. Tobin
Chairperson of the Board

The accompanying Proxy Statement and instruction form or proxy card are being made available on or about March 27, 2024.

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, MAY 9, 2024

This Proxy Statement, along with the accompanying Notice of Annual Meeting of Stockholders, contains information about the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of TruBridge, Inc., including any adjournments or postponements of the Annual Meeting. We are holding the Annual Meeting on Thursday, May 9, 2024 at 8:00 a.m., Central Time, in a virtual meeting format only via the Internet. Stockholders may participate in and vote and submit questions during the Annual Meeting via the Internet at www.proxydocs.com/TBRG. In order to attend, you must register in advance at www.proxydocs.com/TBRG. You will need the control number included on your Notice of Internet Availability of Proxy Materials or proxy card if you request a hard copy of the proxy materials.

This Proxy Statement relates to the solicitation of proxies by our Board of Directors (the “Board” or “Board of Directors”) for use at the Annual Meeting.

On or about March 27, 2024, we began sending a Notice of Internet Availability of Proxy Materials to all stockholders entitled to vote at the Annual Meeting.

We encourage all of our stockholders to vote prior to or during the Annual Meeting, and we hope the information contained in this document will help you decide how you wish to vote.

On March 4, 2024, we changed our name from Computer Programs and Systems, Inc. to TruBridge, Inc. and our ticker was changed to “TBRG.” In this Proxy Statement, the terms “TruBridge,” “the Company,” “we,” “us” and “our” refer to TruBridge, Inc. following the name change and Computer Programs and Systems, Inc. prior to the name change.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held on May 9, 2024

The Notice of Annual Meeting of Stockholders, the Proxy Statement and the Company’s 2023 Annual Report to Stockholders are available free of charge to view, print and download at www.proxydocs.com/TBRG.

Additionally, you can find a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, including financial statements and schedules thereto, on the website of the Securities and Exchange Commission, or the SEC, at www.sec.gov, or in the “Corporate Information” section of our website at http://investors.trubridge.com (under the “2024 Annual Meeting Materials” link). You may also obtain a printed copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, including financial statements and schedules thereto, free of charge, from us by sending a written request to: TruBridge, Inc., 54 St. Emanuel Street, Mobile, Alabama 36602, Attn: Corporate Secretary. Exhibits will be provided upon written request and payment of an appropriate processing fee.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why is the Company soliciting my proxy?

The Board is soliciting your proxy to vote at the 2024 Annual Meeting of Stockholders to be held online on Thursday, May 9, 2024 at 8:00 a.m., Central Time, and any adjournments of the meeting, which we refer to as the “Annual Meeting.” This Proxy Statement along with the accompanying Notice of Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the Annual Meeting.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials, including this Proxy Statement and our 2023 Annual Report to Stockholders, by providing access to such documents on the Internet. Stockholders will not receive printed copies of the proxy materials unless they request them. Instead, commencing on or about March 27, 2024, a Notice of Internet Availability of Proxy Materials (the “Notice”), which instructs you on how to access and review the proxy materials on the Internet, was sent to our stockholders. The Notice also instructs you on how to submit your proxy via the Internet. If you would like to receive a paper or email copy of our proxy materials, please follow the instructions for requesting such materials in the Notice.

Why am I receiving these materials?

Our Board is providing these proxy materials to you on the Internet or, upon your request, will deliver printed versions of these materials to you by mail, in connection with the Annual Meeting, which will take place on May 9, 2024. Stockholders are invited to participate in the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

What is included in these materials?

These proxy materials include:

•	our Proxy Statement for the Annual Meeting; and

•	our 2023 Annual Report to Stockholders, which includes our Annual Report on Form 10-K, including our audited consolidated financial statements.

If you request printed versions of these materials by mail, these materials will also include the proxy card for the Annual Meeting.

What proposals will be voted on at the Annual Meeting?

At the Annual Meeting, we will ask you to:

Proposal 1:	Elect two Class I directors to serve on the Board of Directors of the Company for a three-year term expiring at the 2027 Annual Meeting of Stockholders;

Proposal 2:	Approve on an advisory basis the compensation of our NEOs, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative in this Proxy Statement; and

Proposal 3:	Ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accountants for the year ending December 31, 2024.

What is the Board’s voting recommendation?

The Company’s Board of Directors recommends that you vote your shares FOR the election of the Class I director nominees set forth in this Proxy Statement; FOR the approval, on an advisory basis, of the compensation of our NEOs; and FOR the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accountants for the year ending December 31, 2024.

Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the listed nominees in Proposal 1, FOR Proposal 2, and FOR Proposal 3.

What shares owned by me can be voted?

All shares owned by you as of the close of business on March 15, 2024 (the “Record Date”) may be voted. You may cast one vote per share of common stock that you held on the Record Date. These include shares that are: (1) held directly in your name as the stockholder of record, and (2) held for you as the beneficial owner through a broker, bank or other nominee. At the close of business on the Record Date, there were 14,652,956 shares of the common stock of the Company, par value $0.001 per share, outstanding. Each stockholder is entitled to one vote in person or by proxy for each share of common stock held on all matters properly to come before the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of the Company’s stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with the Company’s transfer agent, Computershare Inc., you are considered the stockholder of record with respect to those shares, and the Notice is being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the persons named as proxy holders, Christopher L. Fowler, the Company’s President and Chief Executive Officer, and Vinay Bassi, the Company’s Chief Financial Officer, Secretary and Treasurer, or to vote during the Annual Meeting. If you request printed copies of the proxy materials, the Company will provide a proxy card for you to use. You may also vote by Internet or telephone, as described below under the heading “How can I vote my shares without participating in the Annual Meeting?”

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you are invited to participate in the Annual Meeting. You also have the right to direct your broker, bank or other nominee on how to vote these shares. The Notice or voting instruction form that you receive should include instructions for you to direct your broker, bank or other nominee how to vote your shares. You may also vote by Internet or telephone, as described below under “How can I vote my shares without participating in the Annual Meeting?” However, shares held in “street name” may be voted during the meeting by you only if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

How can I participate in the Annual Meeting?

In order to allow our stockholders and other attendees to participate from any location and to reduce the environmental impact of our Annual Meeting, we have determined that the Annual Meeting will be held in a virtual meeting format only via the Internet. You may participate in and vote and submit questions during the Annual Meeting via the Internet at www.proxydocs.com/TBRG.

In order to attend the Annual Meeting, you must register in advance at www.proxydocs.com/TBRG. In order to register, you will need the control number included on your Notice or proxy card if you request a hard copy of the proxy materials. Upon completing your registration, you will receive further instructions via email, including information about when you should expect to receive your unique link that will allow you access to the meeting and to vote and submit questions during the meeting. Please be sure to follow the instructions found on your proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email.

How can I vote my shares during the Annual Meeting?

Shares held directly in your name as the stockholder of record or shares held beneficially in “street name” may be voted during the Annual Meeting. To vote during the virtual Annual Meeting, you must first register at www.proxydocs.com/TBRG. Upon completing your registration, you will receive further instructions via email, including information about when you should expect to receive your unique link that will allow you access to the meeting and to vote and submit questions during the meeting. If you are the beneficial owner of shares held in “street name,” you must obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares in order to vote during the meeting. Even if you plan to participate in the Annual Meeting, the Company recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to participate in the Annual Meeting.

How can I vote my shares without participating in the Annual Meeting?

Whether you hold your shares directly as the stockholder of record or beneficially in “street name,” you may direct your vote by proxy without participating in the Annual Meeting. If you are the stockholder of record, you can vote by proxy by one of the following means:

•

By Internet: Go to the website www.proxypush.com/TBRG and follow the instructions. You will need the control number included on your Notice or proxy card to obtain your records and create an electronic voting instruction form.

•

By Telephone: To vote over the telephone, dial toll-free 866-509-1050 using any touch-tone telephone and follow the recorded instructions. You will be asked to provide the control number included on your Notice or proxy card.

•

By Mail: You may request a hard copy of the proxy materials, including a proxy card, by following the instructions on your Notice. If you request and receive a proxy card, please mark your selections on the proxy card, date and sign your name exactly as it appears on the proxy card and mail the proxy card in the pre-paid envelope that will be provided to you. Mailed proxy cards must be received no later than May 8, 2024 in order to be counted for the Annual Meeting.

If you hold your shares beneficially in “street name,” please follow the instructions provided in the Notice, or, if you request printed copies of proxy materials, on the proxy card or voting instruction form. We urge you to review the proxy materials carefully before you vote. These materials are available at www.proxydocs.com/TBRG.

Can I revoke my proxy or change my vote?

You may revoke your proxy or change your voting instructions prior to the vote during the Annual Meeting. You may enter a new vote by using the Internet or telephone or by mailing a new proxy card or new voting instruction form bearing a later date (which will automatically revoke your earlier voting instructions), which new proxy card must be received by May 8, 2024. You may also enter a new vote by participating in the Annual Meeting and voting during the meeting. Your participation in the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

What is the voting requirement to approve each of the proposals?

Proposal	Vote Required for Approval	Effect of Abstentions	Broker Discretionary Voting Allowed (1)	Unmarked Signed Proxy Cards
1. Election of directors	The number of votes cast for a nominee exceeds the number of votes cast against that nominee. (2)	No effect	No	Voted “For” All Director Nominees
2. Non-binding advisory vote to approve the compensation of our NEOs	Majority of the votes cast affirmatively or negatively	No effect	No	Voted “For”
3. Ratification of appointment of independent registered public accounting firm	Majority of the votes cast affirmatively or negatively	No effect	Yes	Voted “For”

(1)

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” Because broker non-votes are not voted affirmatively or negatively, they will not be considered in determining the number of votes necessary for approval and, therefore, will have no effect on the outcome of Proposal 1 or Proposal 2.

(2)

Pursuant to the Company’s Director Resignation Policy, an uncontested director is required to promptly tender to the Chair of the Board of Directors an irrevocable contingent resignation in the event that such director fails to receive a sufficient number of votes for election or re-election. The Nominating and Corporate Governance Committee of the Board is required to consider on an expedited basis such director’s tendered resignation and make a recommendation to the Board concerning the acceptance or rejection of the tendered resignation. The Board is required to take formal action on the Nominating and Corporate Governance Committee’s recommendation expeditiously following receipt, and the Company will publicly disclose the Board’s decision and, if applicable, its reasoning for rejecting the tendered resignation.

What does it mean if I receive more than one Notice, proxy card or voting instruction form?

It means your shares are registered differently or are held in more than one account. For each Notice you receive, please submit your vote for each control number you have been assigned. If you receive paper copies of proxy materials, please provide voting instructions for all proxy cards and voting instruction forms you receive.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results during the Annual Meeting and publish preliminary results, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

What happens if additional proposals are presented during the Annual Meeting?

Other than the three proposals described in this Proxy Statement, we do not expect any matters to be presented for a vote during the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Christopher L. Fowler, the Company’s President and Chief Executive Officer, and Vinay Bassi, the Company’s Chief Financial Officer, Secretary and Treasurer, will have the discretion to vote your shares on any additional matters properly presented for a vote during the Annual Meeting. If for any unforeseen reason, any one or more of the Company’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

What is the quorum requirement for the Annual Meeting?

The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted and present at the meeting. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. If a quorum is not present or if we decide that more time is necessary for the solicitation of proxies, we may adjourn the Annual Meeting. We may do this with or without a stockholder vote. Alternatively, if the stockholders vote to adjourn the meeting in accordance with the Company’s Bylaws, the named proxies will vote all shares of common stock for which they have voting authority in favor of adjournment.

Who will bear the cost of soliciting proxies for the Annual Meeting?

The Company will pay the entire cost of soliciting proxies for the Annual Meeting, including the distribution of proxy materials. We will request brokers or nominees to forward this Proxy Statement to their customers and principals and will reimburse them for expenses so incurred. We have engaged Alliance Advisors LLC to assist in the solicitation of proxies and provide related advice and information support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $20,000 in total. If deemed necessary, we may also use our officers and regular employees, without additional compensation, to solicit proxies personally or by telephone.

PROPOSAL 1

ELECTION OF CLASS I DIRECTORS

Board Structure

Our Certificate of Incorporation provides that the number of directors of the Company shall be fixed by resolution of the Board of Directors and divided into three classes. Directors in each class are elected for three-year terms. The current term of the Class I directors expires at the 2024 Annual Meeting of Stockholders. The current Class II directors will serve until the 2025 Annual Meeting of Stockholders and until their successors have been elected and qualified. The current Class III directors will serve until the 2026 Annual Meeting of Stockholders and until their successors have been elected and qualified.

We currently have eight directors. Charles P. Huffman, a current Class II director, is retiring from the Company’s Board of Directors, effective as of the 2024 Annual Meeting.

The Board of Directors has nominated each of Mark V. Anquillare and Glenn P. Tobin for election as a Class I director to serve a three-year term until the 2027 Annual Meeting of Stockholders and until his successor has been elected and qualified. Pursuant to the Company’s Director Resignation Policy, each of Mr. Anquillare and Mr. Tobin has tendered an irrevocable contingent resignation letter. If either of them fails to receive a majority of the votes cast affirmatively or negatively at the Annual Meeting, the Nominating and Corporate Governance Committee of the Board of Directors will recommend to the Board, and the Board will determine, whether to accept or reject the nominee’s resignation. Following the Board’s decision, the Company will file a Current Report on Form 8-K with the SEC in order to disclose the decision, the process by which the decision was made and, if applicable, the Board’s reason or reasons for rejecting the tendered resignation.

Voting of Proxies

Unless otherwise instructed, the proxy holders will vote proxies held by them FOR the election of each of Mark V. Anquillare and Glenn P. Tobin as a Class I director. The Board anticipates that Mr. Anquillare and Mr. Tobin will each be able to serve, but if either of them should be unable or unwilling to serve, the proxies will be voted for a substitute selected by the Board, or the Board may decide not to select an additional person as a director or to reduce the size of the Board. Proxies cannot be voted for a greater number of persons than the number of actual nominees so named. Vacancies that occur on the Board of Directors may be filled by remaining directors until the next election of directors for the class in which the vacancy occurred.

The Board recommends that the stockholders vote FOR the Class I director nominees named above.

Information About the Nominees and Other Directors

The biographies of the nominees and our other directors below contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years, certain familial relationships to any executive officers, if applicable, information regarding involvement in certain legal or administrative proceedings, if applicable, and, with respect to the nominees and the continuing directors, the experiences, qualifications, attributes or skills that caused the Board of Directors to determine that the person should serve as a director. The nominees currently serve as directors of the Company. The stock ownership with respect to each director and nominee for director is set forth in the table entitled “Security Ownership of Certain Beneficial Owners and Management.”

All of our directors bring to our Board a wealth of executive leadership experience, particularly at public companies and companies with healthcare and/or information technology operations. The following chart summarizes each continuing director’s key experience, qualifications and other attributes, including tenure as a director, and summarizes the demographic diversity of our Board.

Experience and Attributes	Mark V. Anquillare	Regina M. Benjamin	David A. Dye	Christopher L. Fowler	Christopher T. Hjelm	Glenn P. Tobin	Denise W. Warren
Accounting Expertise	✓						✓
Compensation	✓				✓	✓	✓
Cybersecurity / IT	✓				✓
Financial Expertise	✓		✓				✓
Independence	✓	✓			✓	✓	✓
Industry-Healthcare	✓	✓	✓	✓		✓	✓
Industry-Software/IT	✓	✓	✓	✓	✓	✓
Industry-Revenue Cycle Management				✓
International	✓	✓	✓		✓	✓
M&A	✓	✓	✓	✓	✓		✓
Operations	✓	✓	✓	✓	✓	✓	✓
Public Company Executive	✓		✓	✓	✓	✓	✓
Public Company Governance	✓	✓	✓	✓	✓	✓	✓
Risk Management / Compliance	✓				✓
Audit Committee Financial Expert	✓						✓
Marketing / Public Relations		✓	✓	✓
Regulatory / Public Policy		✓
Racially and/or Ethnically Diverse		✓
Female		✓					✓
Tenure as a Director (Years)	1	6	22	2	4	6	6
Other Current Public Boards	0	2	0	0	0	0	1
Age (Years)	58	67	54	48	62	62	62

The following diversity statistics are reported in the standardized disclosure matrix that is required by the listing rules of the Nasdaq Stock Market (“Nasdaq”):

Board Diversity Matrix
Board Size:
Total Number of Directors: 8
Gender:	Female	Male	Non-Binary	Gender Undisclosed
Number of Directors Based on Gender Identity	2	6	—	—
Number of Directors Who Identify in Any of the Categories Below:
African American or Black	1	—	—	—
Alaskan Native or American Indian	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	6	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+			—
Demographic Background Undisclosed			—

Class I Nominees for Election

Mark V. Anquillare was elected as a director on July 28, 2023. Mr. Anquillare served as President and Chief Operating Officer of Verisk Analytics, Inc. (a Nasdaq-traded company), a leading strategic data analytics and technology partner to the global insurance industry, from 2022, and as Chief Operating Officer from 2016, until his retirement in January 2023. Prior to this role, Mr. Anquillare served as Verisk’s Chief Financial Officer from 2007 to 2016, significantly contributing to the company’s initial public offering in 2009 and leading the insurance vertical’s growth and innovation strategies. Before joining Verisk, Mr. Anquillare worked at Prudential Financial, focusing on life insurance and property and casualty operations.

The Board believes that Mr. Anquillare’s more than 30 years of financial and executive leadership, including developing and implementing short- and long-term plans, make him a valuable asset to the Board.

Glenn P. Tobin was first elected as a director in November 2017 and was appointed as Chairperson of the Board in April 2019. Mr. Tobin served as Senior Vice President—Accountable Care Solutions of The Advisory Board Company, a research, technology and consulting firm serving the healthcare and education industries, beginning in 2012. Mr. Tobin then served as the Chief Executive Officer of Crimson, The Advisory Board Company’s health analytics division, until his retirement in early 2017. Mr. Tobin also served as the Chief Operating Officer of CodeRyte, Inc. from 2010 to 2012 and held various executive positions within Cerner Corporation from 1998 to 2004. Additionally, he was a General Manager for Corporate Executive Board and was a consultant for McKinsey and Company.

The Board believes that Mr. Tobin’s extensive experience in the healthcare and technology industries, including in various leadership roles, contributes greatly to the Board’s composition.

Class II Continuing Directors – Terms to Expire in 2025

Christopher L. Fowler was appointed as the Company’s President and Chief Executive Officer effective July 1, 2022, at which time he was appointed to the Board of Directors. Previously Mr. Fowler served as our Chief Operating Officer since November 2015 and as the President of TruBridge, LLC since its formation in January 2013. Prior to the formation of TruBridge, Mr. Fowler served as our Vice President—Business Management Services, beginning in March 2008. Mr. Fowler began his career with the Company in May 2000 as a Software Support Representative and later as a manager of Financial Software Services. From August 2004 until March 2008, Mr. Fowler served as Assistant Director and Director of Business Management Services.

Mr. Fowler has been employed by TruBridge for more than 20 years in a number of positions and areas and has served in senior executive positions for over 10 years, including as Chief Operating Officer and now as Chief Executive Officer, providing him with intimate knowledge of our operations and the healthcare industry.

Denise W. Warren was first elected as a director in November 2017. Ms. Warren served as the Executive Vice President and Chief Operating Officer of WakeMed Health and Hospitals, a 919-bed healthcare system with multiple facilities in the Raleigh, North Carolina area, from 2015 until her retirement effective December 31, 2020. Prior to this, Ms. Warren served as the Chief Financial Officer of Capella Healthcare, Inc. from 2005 to 2015. Ms. Warren began her career in 1980 with Ernst & Whinney (Ernst & Young), and then worked for a series of financial firms, including E. F. Hutton, Ford Capital, LTD, CS First Boston and Merrill Lynch & Co. Before joining Capella Healthcare, Inc., Ms. Warren served as Senior Vice President and Chief Financial Officer of Gaylord Entertainment Company and Senior Equity Analyst and Research Director for Avondale Partners LLC. She currently serves as a member of the board of directors and the compensation committee, as well as the chairperson of the audit committee, for Brookdale Senior Living, Inc. (a NYSE-traded company). She also serves on the board of directors, and as the chairperson of the audit committee, for Virtusa, Inc., Straive and Newport Healthcare. Additionally, she serves as a director for Carteret County Community Foundation. Ms. Warren previously served on the boards of directors of HeartCare+ and CancerCare+, two collaborations with Duke University Health System, Rockroom Insurance Group, the Raleigh Chamber of Commerce, the American Heart Association—Middle Tennessee, and the Federation of American Hospitals; and served on the Vizient Central Atlantic Executive Board. Ms. Warren is National Association of Corporate Directors (NACD) Directorship Certified™. The NACD Directorship Certification™ program equips directors with the foundation of knowledge sought by boards to effectively contribute in the boardroom. NACD Directorship Certified directors establish themselves as committed to continuing education on emerging issues and to helping to elevate the profession of directorship. In 2020, Ms. Warren also received the Corporate Director’s Certificate from the Harvard Business School.

Ms. Warren brings more than 30 years of experience in operations, finance and executive management and has an extensive track record working with both public and private companies. The Board believes that Ms. Warren’s financial and accounting expertise and her substantial advisory experience in the healthcare industry make her a valuable asset to the Board.

Class III Continuing Directors – Terms to Expire in 2026

Regina M. Benjamin was first elected as a director in November 2017. Dr. Benjamin served as the 18th United States Surgeon General and Vice Admiral of the U.S. Public Health Service from 2009 to 2013, and currently serves as the Chief Executive Officer of BayouClinic, Inc., which she founded in 1990. In 1995, Dr. Benjamin became the first person under age 40 elected to the American Medical Association Board of Trustees, and in 2004, she became President of the Medical Association of Alabama, making her the first African American female president of a state medical society in the nation. Dr. Benjamin is currently a member of the board of directors and audit committee of Doximity, Inc. (a NYSE-traded company). She also serves as an independent director of Professional Disposables International Inc., Kaiser Foundation Hospitals and Health Plan, Ascension Health Alliance, and Everly Health. Dr. Benjamin previously served on the boards of directors of Oak Street Health, Inc. (a NYSE-traded company), ConvaTec (a London Stock Exchange-traded company), Diplomat Pharmacy, Inc. and Alere Inc. (a NYSE-traded company).

Dr. Benjamin has substantial experience in the healthcare industry and has a deep understanding of the medical community and the dynamic regulatory and reimbursement environment. She has extensive expertise providing leadership in regulatory and compliance affairs to both public and private companies in the healthcare industry, which makes Dr. Benjamin a valuable asset to the Board.

David A. Dye has been a director since March 2002 and was appointed as Chief Operating Officer effective October 10, 2022, transitioning from his role as Chief Growth Officer to which he was appointed in November 2015. Mr. Dye served as Chairperson of the Board of Directors from May 2006 until April 2019, and as our Chief Financial Officer, Secretary and Treasurer from June 2010 until November 2015. Mr. Dye began his career with the Company in May 1990 as a Financial Software Support Representative. From that time until June 1999, he worked for the Company in various capacities, including as Manager of Financial Software Support, Director of Information Technology and then as our Vice President supervising the areas of sales, marketing and information technology. Mr. Dye served as the Company’s President and Chief Executive Officer from July 1999 until May 2006, at which time he was appointed Chairperson of the Board. Mr. Dye served as a director of Bulow Biotech Prosthetics, a company headquartered in Nashville, Tennessee that operates prosthetic clinics in the Southeastern United States from July 2006 until October 2018.

Mr. Dye has been employed by TruBridge for more than 30 years in a number of positions and areas and has served in senior executive positions for over 20 years, including as Chief Executive Officer for over six years, Chief Financial Officer for over five years and now as Chief Operating Officer, providing him with extensive knowledge of our operations.

Christopher T. Hjelm was first elected as a director in December 2019. Mr. Hjelm served as Executive Vice President and Chief Information Officer of The Kroger Company, a food retailing company, from September 2015 until his retirement in August 2019. Prior to this, he served as Senior Vice President and Chief Information Officer of The Kroger Company beginning in 2005. Mr. Hjelm currently serves on the board of directors of Inky Technology Corporation, a cyber-security company whose signature product uses machine learning and computer vision to secure email against phishing. Mr. Hjelm also serves on the board of directors of Wendal, a technology-based solution for venture capital. He is also a strategic advisor to RingIT, Inc. Mr. Hjelm previously served on the board of directors of Kindred Healthcare, Inc. (previously a NYSE-traded company), a healthcare services company that operates long-term acute-care hospitals and provides rehabilitation services across the United States.

The Board believes that Mr. Hjelm’s public board experience and over 25 years of senior-level technology leadership experience make him a valuable asset to the Board.

Class II Director – Not Continuing

Charles P. Huffman was first elected as a director at the 2004 annual meeting, and he served as Lead Director of the Board from November 2017 until April 2019. From August 2007 until his retirement in November 2008, Mr. Huffman served as Executive Vice President and Chief Financial Officer of EnergySouth, Inc., a public company specializing in natural gas distribution and storage. From 1998 to 2001, Mr. Huffman served as the Senior Vice President, Chief Financial Officer and Treasurer of EnergySouth, Inc., and from 2001 to July 2007, Mr. Huffman served as the Senior Vice President and Chief Financial Officer of EnergySouth, Inc.

CORPORATE GOVERNANCE AND BOARD MATTERS

Governance Highlights

Our Board of Directors is committed to having sound corporate governance principles. Having such principles is essential to running our business efficiently and to maintaining our integrity in the marketplace. The “Corporate Governance and Board Matters” section of this Proxy Statement describes our governance framework, which includes the following features:

•   Majority voting in uncontested director elections, combined with contingent resignations of directors

•   6 of 8 directors are independent

•   Independent Chairperson of the Board

•   Diverse Board that includes 2 females and 1 racially and/or ethnically diverse member

•   Annual Board and committee evaluations, as well as director self-evaluations, with focus on tangible improvements

•   Mandatory anti-corruption and anti-bribery training for directors

•   Board oversight of our compliance with the Vendor Code of Conduct and Human Rights Statement

•   Dedicated Board and management training related to medical billing and coding compliance

•   Mandatory retirement age for directors of 72, subject to exceptions granted by the Nominating and Corporate Governance Committee

•   Chief People Officer partners with management to drive cultural change within TruBridge to foster the culture of innovation and inclusiveness that serves as our end-goal

•   Formal process for management evaluations, talent management and succession planning that is overseen by the Compensation Committee

•   Standing Innovation and Technology Committee oversees risks and strategy relating to cyber and data security and innovation and technology initiatives

•   Risk oversight by full Board and designated committees

•   Board committee oversight of Company’s environmental, social and governance (“ESG”) policies, disclosures and strategy

•   Stock ownership guidelines and equity retention requirements for executive officers and non-employee directors

•   No supermajority standards — stockholders may amend our bylaws or charter by simple majority vote

We are committed to maintaining the highest standards of corporate governance and we engage proactively with our stockholders to discuss corporate governance, our compensation programs and any other matters of interest. Our stockholder engagement efforts allow us to better understand our stockholders’ priorities, perspectives and concerns, and enable the Company to effectively address issues that matter most to our stockholders.

Board, Committee and Individual Director Evaluation Program

Pursuant to the Corporate Governance Guidelines, the Board and each of its committees conduct an annual evaluation of its performance, led by the Nominating and Corporate Governance Committee. The evaluation is intended to determine whether the Board and its committees are functioning effectively and fulfilling the requirements set forth in the Corporate Governance Guidelines or the committee’s charter, as applicable. The evaluations also include self-evaluations pursuant to which the directors are asked to examine their own contributions to the Board or committee, as appropriate, and potential areas of improvement. The Nominating and Corporate Governance Committee has formalized the following self-evaluation program, with the goal of placing additional emphasis on improvements to processes and effectiveness:

Board and Committee members complete self-evaluations: These questionnaires are completed individually in order to encourage honest feedback from the directors.

Group discussions: The Board or committee, as applicable, engages in a discussion of the completed questionnaires in order to assess performance in areas such as meeting efficiency, membership and structure, culture and operational effectiveness, and execution of roles and responsibilities.

Focus on outcomes: The Nominating and Corporate Governance Committee discusses the outcomes of the Board and committee evaluations, determines appropriate follow-up action items and assigns responsibility for such actions.

As a result of the 2023 evaluation process, the Board discussed strategic adjustments to the Board’s composition and committee assignments, potential continued improvements to the materials and information that the directors receive from management throughout the year, and a desire to increase engagement with various subject-matter experts on the management team. The Nominating and Corporate Governance Committee is responsible for ensuring these action items, as well as others resulting from the evaluation process, are implemented throughout the year.

Governance and Compliance Documents and Training

The Board of Directors has adopted Corporate Governance Guidelines that set forth the Company’s fundamental corporate governance principles and provide a flexible framework for the governance of the Company. The Corporate Governance Guidelines address, among other things, Board functions and responsibilities, management succession, Board membership and independence, Board meetings and Board committees, access to management, director orientation and continuing education, and annual performance evaluations, as discussed above under “Board, Committee and Individual Director Evaluation Program.” The Nominating and Corporate Governance Committee regularly reviews and reassesses the adequacy of the Corporate Governance Guidelines and recommends any proposed changes to the Board, and the full Board approves such changes as it deems appropriate.

We have adopted a Code of Business Conduct and Ethics that is applicable to all of our directors, officers (including our CEO and senior financial officers) and employees and management conducts random audits to test compliance with the Code. We have also adopted a separate Code of Ethics with additional guidelines and responsibilities applicable to our CEO and senior financial officers, known as the Code of Ethics for CEO and Senior Financial Officers. Our Codes of Ethics are closely tied to our other compliance documents, including our Anti-Corruption Policy and our Gifts, Meals, Entertainment, and Travel Policy, which the Board of Directors adopted in 2019. We have international operations, and as such compliance with all anti-corruption and anti-bribery laws is a key component of our ethics focus. In accordance with applicable laws, we prohibit improperly influencing business decisions or improperly securing advantages. Our compliance team conducts regular compliance training for our directors and annual compliance training for certain employees, and this dedication helps to ensure that our personnel are aware of their compliance obligations and well-equipped to meet them.

In 2022, we adopted a Human Rights Statement and a Vendor Code of Conduct and the Board oversees our compliance with these policies. The Human Rights Statement sets forth the Company’s commitment to promoting the protection of human rights through its business dealings and treating customers, employees and vendors with dignity. The Vendor Code of Conduct establishes minimum standards that must be met by all manufacturers, distributors, vendors and other suppliers regarding their treatment of workers, workplace safety and ethical business practices.

Our compliance team has developed and implemented a number of internal policies and procedures related to medical billing and coding compliance activity. These policies and procedures address, among other topics, customers’ external auditing activity, Medicare Credit Balance identification, timely resolution, reporting and internal auditing of these matters. Periodically, the directors receive in-depth education on the elements of an effective medical billing and coding compliance program, as well as their compliance oversight responsibilities.

Copies of these documents and policies are available on our website at http://investors.trubridge.com under “Corporate Governance.”

Director Independence

Nasdaq listing standards require that the Company have a majority of independent directors. Accordingly, because our Board of Directors currently has eight members, Nasdaq requires that five or more of the directors be independent. At the conclusion of the Annual Meeting, the Board will have seven members, so four or more of the directors must be independent. Nasdaq’s listing standards provide that no director will qualify as “independent” for these purposes unless the Board of Directors affirmatively determines that the director has no relationship with the Company that would interfere with the exercise of the director’s independent judgment in carrying out the responsibilities of a director. Additionally, the listing standards set forth a list of relationships that would preclude a finding of independence.

The Board affirmatively determines the independence of each director and nominee for election as a director. The Board makes this determination annually. In accordance with Nasdaq’s listing standards, we do not consider a director to be independent unless the Board determines (i) that no relationship exists that would preclude a finding of independence under Nasdaq’s listing standards and (ii) that the director has no relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) that would interfere with the exercise of the director’s independent judgment in carrying out his or her responsibilities as a director. Members of the Audit, Compensation and Nominating and Corporate Governance Committees must also meet applicable independence tests of Nasdaq and the SEC. Pursuant to the charter of the Innovation and Technology Committee of the Board, the members of such committee must also qualify as independent under Nasdaq’s listing standards.

The Board of Directors has reviewed a summary of directors’ responses to a questionnaire asking about their relationships with the Company, as well as material provided by management related to transactions, relationships or arrangements between the Company and the directors and parties related to the directors. Following this review, the Board determined that all five of the non-employee directors are independent. Additionally, the Board determined that each current member of the Audit, Compensation, Nominating and Corporate Governance, and Innovation and Technology Committees, as well as each director who served on any of the committees during 2023, also satisfies the independence tests referenced above.

Company Leadership Structure

The business of the Company is managed under the direction of the Board of Directors, which is elected by our stockholders. The basic responsibility of the Board is to lead the Company by exercising its business judgment to act in what each director reasonably believes to be the best interests of the Company and its stockholders. The Board oversees the business and affairs of the Company and monitors the performance of its management. Although the Board is not involved in the Company’s day-to-day operations, the directors keep themselves informed about the Company through meetings of the Board, reports from management and discussions with the Company’s NEOs. Directors also communicate with the Company’s outside advisors, as necessary.

The Board does not have a policy requiring the separation or combination of the CEO and Chairperson roles, but these positions have been separated since the Company’s initial public offering in 2002. In February 2019, the Board elected Glenn P. Tobin, an independent director, as the Chairperson of the Board, effective as of the 2019 Annual Meeting. The Board has determined that it is in the best interests of the Company’s stockholders at this time to have an independent director serve as Chairperson of the Board. The Board believes this leadership structure effectively allocates authority, responsibility and oversight between management and the independent members of our Board. It gives primary responsibility for the operational leadership and strategic direction of the Company to our CEO, while the Chairperson facilitates our Board’s independent oversight of management, promotes communication between senior management and our Board about issues such as executive compensation, company performance, and management development and succession planning, and leads our Board’s consideration of key governance matters. As the Chairperson, Mr. Tobin presides at all meetings of the Board, including executive sessions of the independent directors, sets the agendas for Board meetings in consultation with the CEO and other directors, communicates the Board’s feedback to the CEO and communicates on behalf of the Board with various constituencies involved with the Company. In the event that the Chairperson of the Board is not independent, the Board can elect an independent director to serve in a lead capacity to coordinate the activities of the other independent directors and to perform such other duties and responsibilities as set forth in the Lead Director Charter.

Executive Sessions

Executive sessions of the independent directors of the Board of Directors are to be held following each regular quarterly Board meeting and otherwise as needed. Such sessions are chaired by the Chairperson of the Board, if such individual is independent under Nasdaq’s listing standards, by the lead independent director, if the Chairperson is not independent, or in the absence of an independent Chairperson or a lead independent director, by an independent director selected by a majority of the independent directors. The chairperson of the executive sessions also establishes agendas for such sessions.

Risk Oversight

Our management continually monitors the material risks facing the Company, including financial risk, strategic risk, operational risk, and legal and compliance risk. The Board of Directors is responsible for exercising oversight of management’s identification and management of, and planning for, those risks. The Board believes that an effective risk management system should be focused on (1) timely identifying the material risks that the Company faces, (2) communicating necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee, (3) implementing appropriate and responsive risk management strategies consistent with the Company’s risk profile, and (4) integrating risk management into Company decision-making.

The Board has designated the Audit Committee to take the lead in overseeing risk management, and the Audit Committee has developed a risk management oversight program that is designed to assist the Board and management in identifying and prioritizing the Company’s material risks and, for each risk, assigning responsibility for oversight and designing and monitoring the status of a risk mitigation plan. In addition, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations.

The Board has delegated to certain committees oversight responsibility for those risks that are directly related to their areas of focus. The Audit Committee reviews our risks related to the Company’s financial assets and liabilities, accounting and financial reporting. The Compensation Committee considers risk issues when establishing and administering our compensation program for executive officers and other key personnel. The Nominating and Corporate Governance Committee oversees matters relating to the composition and organization of the Board, as well as the Company’s efforts related to ESG policies and strategy and ESG trends that may affect the Company’s business, operations, performance or public image.

In connection with its oversight responsibility with respect to cybersecurity risks facing the Company, the Board authorized in 2017 the formation of a Cybersecurity Committee, which is now known as the Governance, Risk & Compliance (“GRC”) Committee. The GRC Committee is currently comprised of the Chief Technology and Innovation Officer, Chief Financial Officer, Chief Transformation Officer, General Manager of TruBridge, Corporate Security Officer, and General Counsel and Corporate Compliance Officer. The GRC Committee generally meets weekly, and has a formal meeting quarterly, to discuss the primary security and compliance-related risks currently facing the Company, including cybersecurity risks. The General Counsel and Corporate Compliance Officer then provides updates to the Board at each regular quarterly meeting. In 2020, the Board created the Innovation and Technology Committee to aid the Board in its duties to assess and oversee the management of risks in the areas of information technology, information and data security, cybersecurity, disaster recovery, data privacy and business continuity. This committee oversees the GRC Committee’s activities relating to information technology and cybersecurity matters, and seeks to enhance communication and coordination of efforts between the Board and management in these areas.

The Board and its committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board or committee. We believe that our leadership structure also enhances the Board’s risk oversight function since our Chairperson regularly discusses with management the material risks facing the Company. The Chairperson is also expected to report candidly to his fellow directors on his assessment of the material risks we face, based upon the information he receives from management.

Corporate Social Responsibility

The Company is dedicated to acting as a responsible corporate citizen. To that end, the Board has committed to prioritizing and regularly reviewing the Company’s strategy and performance related to various environmental, social and governance (“ESG”) issues. In 2020, the Board tasked the Nominating and Corporate Governance Committee with assisting the Board in its oversight of the Company’s ESG policies, programs and public disclosures and its review of the Company’s strategy related to ESG matters. The following highlights provide a sampling of the Company’s recent corporate responsibility efforts:

Environmental

•	Reduces environmental impact by embracing remote work arrangements and restricting unnecessary business travel

•	Promotes energy efficiency in all areas of business activity, including installing high-efficiency LED lights at its locations

•	Minimizes pollution and waste by proactively promoting reduction, reuse and recycling program

•	Makes efficient and environmentally responsible use of energy, water and other natural resources

Social

•

Formed an Inclusion, Diversity, Equity Alliance (IDEA) council in 2020, the members of which participated in multi-day training. The council meets monthly to discuss the members’ goals related to education and training, external visibility, and strengthening our culture.

•	Committed to gender equality, in that women comprised over 75% of our workforce and one-third of senior management as of December 2023

•

Women serve in a number of executive leadership positions, including as Chief Sales Officer, Chief People Officer, Chief Marketing Officer and the General Manager of the Patient Engagement business unit

•	Tasked the Nominating and Corporate Governance Committee with reviewing the Company’s workforce demographics in order to guide future diversity and inclusion efforts

•	Hired a Chief People Officer who is responsible for driving cultural change within TruBridge to foster the culture of innovation and inclusiveness that serves as our end-goal

•	Instituted a formal process for management evaluations, talent management and succession planning that is overseen by the Compensation Committee

•	Conduct “employee-listening” surveys that utilize employee net promoter scores to inform employee and culture-related strategic initiatives

•	Continue offering remote working arrangements in recognition of the benefits of this flexibility to both employees and the Company

Governance

•	Conducts anti-corruption and anti-bribery training for all employees, and new employees must complete such training upon their hiring

•	Periodic training for the Board regarding effective medical billing and coding compliance and related oversight responsibilities

•	Confirmed that all of its domestic and international agent agreements comply with the Company’s anti-corruption and anti-bribery policies

•	Achieved ISO 27001 certification in 2020, demonstrating a commitment to meeting the highest standards for information security management

•	Adopted a Vendor Code of Conduct to establish expectations of ethical conduct on the part of our suppliers in service of the Company’s integrity, accountability and transparency

•	Also adopted a Human Rights Statement to express in writing our commitment to promoting human rights and treating customers, employees and vendors with dignity

Management Succession Planning and Strategic Planning

The Compensation Committee oversees succession planning for the CEO and senior management team. In partnership with the Chief People Officer, the Committee worked with the full Board and the members of senior management to formalize and expand the Company’s succession planning process in recent years. The formal succession planning process occurs annually and is used to evaluate the CEO and other members of management. More generally, the Chief People Officer is working to enhance management’s focus on talent management practices, knowing that succession planning is a critical component to the Company becoming a productive and sophisticated organization with innovative and empowered personnel. The Compensation Committee and the Chief People Officer have implemented a “succession planning roadmap,” which includes assessing leadership demands, identifying succession candidates, preparing role and transition requirements, and tracking the plan continuously. Senior management position profiles are built by connecting business priorities to leadership considerations and considering values and leadership competencies.

The Board and senior management team meet annually to review the Company’s strategic plan in depth. During this session, the Board and management review the Company’s vision, as well as the Company’s strategic plan for the next three to five years. The group has extensive discussions regarding the Company’s primary strategic drivers and a specific plan for how management can execute on these growth and efficiency initiatives. The Board also engages in discussion regarding various aspects of the Company’s corporate strategy, including major business and organizational initiatives and potential business development opportunities, at each regular meeting.

Board Structure and Committees

Our Board of Directors is divided into three classes, with one class of directors being elected at each annual meeting of stockholders. Each director serves for a term of three years and until his or her successor is elected and qualified. The Company has four standing committees of the Board of Directors: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Innovation and Technology Committee. The Board may from time to time form other committees as circumstances warrant. Such committees will have the authority and responsibility as delegated by the Board.

Only members of the Board of Directors can be members of a committee, and each committee is required to report its actions to the full Board. Each of the standing committees operates under a written charter adopted by the Board, which are available on the Company’s website at http://investors.trubridge.com under “Corporate Governance.” The Nominating and Corporate Governance Committee is responsible for evaluating the membership of the committees and making recommendations to the Board regarding the same, which it does annually following a review of the Board’s current competencies. This periodic review of each director’s specific skills and experience allows the Nominating and Corporate Governance Committee to ensure that the committees are organized for optimal effectiveness.

None of the incumbent directors attended less than 75% of the aggregate of (a) the total number of meetings of the Board of Directors held in 2023 while he or she was a director and (b) the total number of meetings of the committees of the Board held in 2023 during his or her membership on such committee or committees. Absent extenuating circumstances, directors are expected to attend annual meetings of the Company’s stockholders. All of our incumbent directors attended the 2023 Annual Meeting of Stockholders that were directors at that time.

The current members and responsibilities of the standing committees of the Board, as well as the number of meetings that each committee held during 2023, are set forth in the tables below:

Audit Committee	Current Members

Roles and Responsibilities:	Denise W. Warren (Chairperson)[1] Mark V. Anquillare Regina M. Benjamin Charles P. Huffman Number of Meetings in 2023: 6

•  Assist the Board in fulfilling its responsibility of overseeing management’s conduct of the Company’s financial reporting process, including by appointing, determining the compensation of, and overseeing the work of the Company’s independent auditor;

•  Review and discuss with management and the Company’s independent auditor the Company’s annual and quarterly financial statements, including their judgment about the quality of accounting principles;

•  Recommend to the Board that the Company’s annual audited financial statements be included in the Company’s Annual Report on Form 10-K and prepare the report of the Committee required to be included in the Company’s annual proxy statement;

•  Review any legal, regulatory or compliance matters that could have a significant impact on the Company’s financial statements, as well as all material off-balance sheet transactions and other relationships of the Company that could have a material effect on the Company’s financial condition;

•  Oversee and evaluate the performance of the Company’s internal audit function, including the chief audit executive or individual performing a similar function, and approve significant aspects of any outsourced arrangements with respect to the internal audit function;

•  Review the adequacy of the Company’s internal control structure and system, and the procedures designed to ensure compliance with laws and regulations;

•  Coordinate the Board’s oversight of the Company’s risk-management program, including the process by which management assesses, prioritizes and manages the Company’s material risks;

•  Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

•  Review, approve and conduct appropriate oversight of all related party transactions (as required to be disclosed pursuant to Item 404 of SEC Regulation S-K) pursuant to Nasdaq rules.

Independence and Audit Committee Financial Experts
All of the members of the Audit Committee qualify as independent under applicable Nasdaq listing standards and satisfy the heightened independence standards under SEC rules. The Board has determined that each of Mark V. Anquillare, Charles P. Huffman and Denise W. Warren qualifies as an “audit committee financial expert” as defined by the applicable SEC rules.

[1]	Effective January 1, 2024

Compensation Committee	Current Members

Roles and Responsibilities:	Mark V. Anquillare (Chairperson)[2] Christopher T. Hjelm Denise W. Warren Number of Meetings in 2023: 7

•  Review, approve and recommend to the Board for approval the salaries and other compensation of the Company’s executive officers and oversee and administer the Company’s equity-based plans and executive cash incentive plans;

•  Review and make recommendations to the Board regarding the Company’s policies and procedures pertaining to director compensation;

•  Review and make recommendations to the Board regarding the results of the most recent say-on-pay vote and the frequency at which such votes should be held;

•  Develop and recommend to the Board the approval of one or more policies for the recovery or clawback of erroneously paid incentive-based compensation;

•  Review, consult and make recommendations and/or determinations regarding employee compensation and benefit plans and programs generally, including employee bonus and retirement plans and programs;

•  Provide and approve the Compensation Committee Report to be included in the Company’s annual proxy statement;

•  Review and discuss with management the Compensation Discussion and Analysis (“CD&A”) required by the rules of the SEC and, based on such review and discussion, recommend to the Board that the CD&A be included in the Company’s Annual Report on Form 10-K or the Company’s annual proxy statement; and

•  Review, in consultation with the CEO and the Board, management’s short- and long-term leadership development and succession plans and processes.

Independence
All of the members of the Compensation Committee qualify as independent under applicable Nasdaq listing standards and satisfy the heightened independence standards under SEC rules.

Compensation Risk Evaluation
The Compensation Committee has reviewed the Company’s compensation programs, plans and practices for all of its employees as they relate to risk management and risk-taking initiatives to ascertain if they serve to incent risks which are “reasonably likely to have a material adverse effect” on the Company. As a result of this process, the Compensation Committee concluded, and informed the Board of Directors of its conclusion, that any risks arising from these programs, plans and practices are not reasonably likely to have a material adverse effect on the Company.

[2]	Effective January 1, 2024

Nominating and Corporate Governance Committee	Current Members

Roles and Responsibilities:	Regina M. Benjamin (Chairperson) Christopher T. Hjelm Charles P. Huffman Glenn P. Tobin Number of Meetings in 2023: 3

•  Make recommendations to the Board regarding the composition of the Board, including such matters as (a) the size of the Board; (b) the mix of inside and outside directors; (c) the Board’s criteria for selecting new directors; (d) the retirement policy for members of the Board; and (e) the independence of existing and prospective Board members;

•  Identify individuals qualified to become members of the Board, consistent with criteria approved by the Board, and recommend director nominees for approval by the Board;

•  Evaluate the nature, structure, operations and procedures of other Board committees and make recommendations to the Board as to qualifications of members of the Board’s committees and committee member appointment and removal, including whether to accept any resignation letter tendered in accordance with the Company’s Director Resignation Policy;

•  Review and discuss with the Board and management, as applicable, the Company’s ESG policies, programs and public disclosures, and review the Company’s strategy related to ESG matters;

•  Review and make recommendations to the Board with respect to stockholder proposals related to corporate governance and related matters;

•  Develop with management and monitor the process of orienting new directors and continuing education for existing directors;

•  Oversee the structure of corporate governance of the Company, including overseeing and reassessing the adequacy of the Corporate Governance Guidelines, and recommending to the Board for approval any changes to the Guidelines the Committee believes are appropriate;

•  Oversee the evaluation of the Board and each Board committee; and

•  Oversee succession planning for the Board and Board leadership and evaluate various Board succession issues, including refreshment mechanisms, in connection with the Committee’s determinations regarding whether directors continue to be a strong fit for the Board and have skills relevant and necessary to the evolving direction of the Company.

Independence
All of the members of the Nominating and Corporate Governance Committee qualify as independent under applicable Nasdaq listing standards.

Innovation and Technology Committee	Current Members

Roles and Responsibilities:	Christopher T. Hjelm (Chairperson) Mark V. Anquillare Glenn P. Tobin Number of Meetings in 2023: 4

•  Review and discuss with management its assessment and management of technology risks and tolerances in the areas of information technology, information and data security, cybersecurity, data privacy, disaster recovery and business continuity, as well as guidelines, policies and processes for monitoring and mitigating such risks;

•  Review and address, as appropriate, management’s corrective actions for technology risk process deficiencies that arise;

•  Establish appropriate frequency and content of reporting from management to the Board concerning all areas of technology risk;

•  Review and discuss with management the Company’s innovation and technology strategy, budget and key initiatives, and make recommendations to the Board with respect to the scope, direction, quality, investment levels and execution of the Company’s innovation and technology strategy;

•  Monitor and discuss with management existing and future trends in information technology and relevant markets that may affect the Company’s strategic plans;

•  Oversee the activities of the Company’s internal Governance, Risk & Compliance Committee relating to information technology and cybersecurity matters;

•  Provide guidance to management on technology as it may pertain to, among other things, innovation; market entry and exit; investments, mergers, acquisitions and divestitures; new business divisions and spin-offs; research and development investments; and key competitor and partnership strategies; and

•  Review the adequacy of insurance coverage for losses associated with cybersecurity breaches.

Independence
All of the members of the Innovation and Technology Committee qualify as independent under applicable Nasdaq listing standards.

Consideration of Director Nominees

Criteria and Diversity

Criteria that will be used by the Nominating and Corporate Governance Committee in connection with evaluating and selecting new directors include factors relating to whether the director candidate would meet the definition of “independence” required by Nasdaq’s listing standards, as well as skills, occupation and experience in the context of the needs of the Board. The Company’s Corporate Governance Guidelines also set forth certain factors that should be considered by the Nominating and Corporate Governance Committee in recommending a nominee to the Board, including relevant experience, intelligence, independence, commitment, integrity, diligence, conflicts of interest, diversity, age, compatibility with the Company’s management team and culture, prominence, understanding of the Company’s business, the ability to act in the interests of all stockholders and other factors deemed relevant. The Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

The Nominating and Corporate Governance Committee, and any search firm it engages, is committed to actively seeking out highly qualified women and individuals from minority groups to include in the pool from which director nominees are chosen, and the director nomination process is designed to ensure that the Board includes members with diverse backgrounds and experiences. The goal of this process is to assemble a group of Board members with deep, varied experience, sound judgment and commitment to the Company’s success. Our Board is currently 25% female and 12.5% ethnically diverse, and following our Annual Meeting, our Board will be 29% female and 14% ethnically diverse. For a discussion of the individual experiences and qualifications of our Board members, please refer to the section entitled, “Proposal 1: Election of Class I Directors” in this Proxy Statement.

Process for Identifying and Evaluating Nominees for Director

The process that will be followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates will include requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board. Additionally, the Nominating and Corporate Governance Committee is authorized under its charter to retain at the Company’s expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms). In 2023, the Nominating and Corporate Governance Committee retained a search firm for a fee to help identify qualified candidates. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members.

Director Nominees Proposed by Stockholders

The Nominating and Corporate Governance Committee will consider stockholder-recommended director candidates for inclusion in the slate of nominees that the Board recommends to the stockholders for election. In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee will apply the selection criteria described above. The Nominating and Corporate Governance Committee will not assign specific weights to its various criteria and no particular criterion is necessarily applicable to all prospective nominees.

Stockholders may recommend to the Nominating and Corporate Governance Committee individuals to be considered as potential director candidates by submitting the following information to the Chairperson of the Nominating and Corporate Governance Committee of TruBridge, Inc., c/o Corporate Secretary, 54 St. Emanuel Street, Mobile, Alabama 36602:

•	The name of the recommended person;

•

All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	The written consent of the recommended person to being named in the proxy statement as a nominee and to serve as a director if elected;

•

As to the stockholder making the recommendation, the name and address of such stockholder, as it appears on the Company’s books; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects his or her beneficial ownership of the Company’s common stock; and

•	A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In addition to submitting nominations in advance to the Nominating and Corporate Governance Committee for consideration, a stockholder also may nominate persons for election to the Board of Directors in person at a stockholders meeting. Section 2.2 of the Company’s Bylaws provides for procedures pursuant to which stockholders may nominate a candidate for election as a director of the Company. The chairperson of the meeting shall have the power to determine and declare to the meeting whether or not a nomination was made in accordance with the procedures set forth in our Bylaws and, if the chairperson determines that a nomination is not in accordance with the procedures set forth in the Bylaws, to declare to the meeting that the defective nomination will be disregarded. You may find the Company’s Bylaws by going to the Company’s website at http://investors.trubridge.com under “Corporate Governance.” Printed copies of the Bylaws may also be obtained at no charge by writing to the Corporate Secretary at 54 St. Emanuel Street, Mobile, Alabama 36602. In addition to satisfying the requirements under our Bylaws, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that complies with the information and timing requirements of Rule 14a-19 under the Exchange Act.

Stockholder Communications with the Board

The Board of Directors will give appropriate attention to written communications that are submitted by stockholders and will respond as the Board deems appropriate. Stockholders and other interested parties who wish to send communications on any topic to the Board should address such communications to:

Chairperson of the Nominating and Corporate Governance Committee

of TruBridge, Inc.

c/o Corporate Secretary

54 St. Emanuel Street

Mobile, Alabama 36602

All communications to the Board will be relayed to the Chairperson of the Nominating and Corporate Governance Committee without being screened by management. Absent unusual circumstances or as contemplated by committee charters, the Chairperson of the Nominating and Corporate Governance Committee will be primarily responsible for monitoring communications from stockholders and will provide copies or summaries of such communications to the other directors as he or she considers appropriate. Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairperson of the Nominating and Corporate Governance Committee considers to be important for the directors to know.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee, which establishes the compensation of the executive officers of the Company, during 2023 was comprised of Mr. Anquillare, Mr. Hjelm, Mr. Tobin and Ms. Warren. No member of our Compensation Committee during 2023 was an employee or officer or former officer of the Company or had any relationships requiring disclosure under Item 404 of Regulation S-K.

During 2023, no executive officer of the Company served as (i) a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) of another entity, one of whose executive officers served on the Compensation Committee of the Company, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company, or (iii) a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) of another entity, one of whose executive officers served as a director of the Company.

Equity Ownership and Retention Requirements for Non-Employee Directors

TruBridge has always encouraged directors to have a financial stake in the Company, and the directors have generally owned shares of our common stock. Under the current stock ownership policy, directors have until five years from the date of such director’s election to acquire and beneficially own shares of TruBridge common stock with a value equal to at least five times the director’s annual retainer. Additionally, non-employee directors are required to retain all of the net shares (as defined in the amended Corporate Governance Guidelines) obtained through the Company’s equity plans until the stock ownership guidelines are achieved. The amended Corporate Governance Guidelines are available on our website at http://investors.trubridge.com under “Corporate Governance.”

The minimum number of shares to be held by a director will be calculated on the first trading day of each calendar year (a “Determination Date”) based on the fair market value of such shares. Any subsequent change in the value of the shares will not affect the amount of stock directors should hold during that year. For purposes of meeting the ownership guidelines, the following categories of stock are counted: (i) shares owned directly, (ii) shares owned indirectly (e.g., by a spouse, minor children or a trust), and (iii) time-based restricted stock. However, unexercised stock options and unearned performance shares, if any, are not counted toward meeting the guideline. If the number of shares that a director should own is increased as a result of an increase in the amount of such director’s annual retainer, the director will have five years from the effective date of the increase to attain the increased level of ownership. If the number of shares that a director should own as of a Determination Date is increased as a result of a decrease in the Company’s stock price, the director will have until the later of three years from such Determination Date and the date by which such director was otherwise required to comply with the ownership guidelines to attain the increased level of ownership. All of the Company’s non-employee directors currently satisfy the stock ownership guidelines, consistent with the applicable time periods the directors have to achieve the required ownership levels.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis (“CD&A”) provides information about the material components of our executive compensation programs for our named executive officers (“NEOs”), whose compensation is set forth in the 2023 Summary Compensation Table and other compensation tables contained in this Proxy Statement:

-	Christopher L. Fowler, President and CEO

-	Matt J. Chambless, Former Chief Financial Officer, Secretary and Treasurer (whose employment with the Company terminated as of December 31, 2023)

-	David A. Dye, Chief Operating Officer

-	Dawn M. Severance, Chief Sales Officer

-	Wes D. Cronkite, Chief Technology & Innovation Officer

Our compensation program is designed to motivate and retain our executive officers, to align their financial interests with those of our stockholders, and to reward Company performance and/or behavior that enhances stockholder returns. This CD&A explains the compensation decisions that the Compensation Committee of the Board of Directors made in 2023 and early 2024 for our NEOs.

Executive Summary

Despite 2023 being a challenging year for the Company, the Compensation Committee believes that management made significant strides in preparing for the future. Throughout 2023, and particularly during the second half of the year, the Company experienced downward pressure on bookings, a key operational metric used by management to assess the relative success of our sales generation efforts. Further, continued investments in technology, innovation including cloud migration, and sales and marketing put further downward pressure on profitability. Despite these challenges, management took purposeful actions to continue to transform and strengthen the Company. The Board and management believe that these actions will help the Company to rebound in 2024 with strong financial and operational outcomes, and set the Company on an ascendant trajectory for the coming years. Highlights of the Company’s accomplishments during 2023 are as follows:

•	Maintained a total customer retention level above 90%, as recent investments in products and services have elevated the customer experience

•	Managed large and loyal customer base with high recurring revenues

•	Experienced overall revenue growth of 4% in 2023, with continued growth in the Company’s revenue cycle management (RCM) business leading to the RCM business unit contributing 57% of revenue

•

Completed the successful acquisition of Viewgol, LLC, reflecting management’s focus on building a global workforce, expanding the addressable market into the ambulatory setting and diversifying the RCM business

•	Continued organizational realignment at the senior management level, including changes in leadership

•	Successfully executed various cost savings initiatives, including the Voluntary Retirement Employment Program

Due to the Company’s financial and operational performance in 2023, the Compensation Committee determined that it was appropriate to approve the payouts of the annual performance-based cash incentive awards at the actual level of performance, resulting in the participants (including our non-commissioned NEOs) receiving approximately 14% of their target awards. Additional detail is provided below under “Elements Used to Achieve Compensation Objectives—Annual Performance-Based Cash Bonuses.” In March 2021, the Compensation Committee granted performance share awards to the executive officers of the Company, including our NEOs, with the actual number of performance shares to be earned based on the growth of the Company’s cumulative Adjusted EPS (as defined below) over a three-year performance period. Due to the significant and negative effects of COVID-19, primarily due to the effect of the pandemic on the patient volumes for our clients during 2021, the Company did not achieve the threshold level of Adjusted EPS growth for the three-year (2021 – 2023) performance period. Consequently, the NEOs did not receive any of these performance share awards, as described below under “Elements Used to Achieve Compensation Objectives—Long-Term Incentive Awards.”

When establishing the elements and levels of the 2024 executive compensation program, the Compensation Committee took into account the strong efforts of management, including our NEOs, to weather a difficult 2023, as well as the fact that the executive officers, including our NEOs, did not receive any of the performance share awards eligible to be earned for the performance period from January 1, 2021 to December 31, 2023 due to the negative effects of COVID-19. The Committee decided that it was appropriate to make certain adjustments to the 2024 incentive compensation program for executives in order to focus the management team on the key metrics of revenue growth, profitability and free cash flows, and recognize the impact that individual members of management can have on different performance metrics.

Compensation Philosophy and Objectives

The primary goal of our compensation program is to align the interests of our executives with those of our stockholders. We believe the best way to do that is to use performance metrics aligned with the Company’s corporate strategy and to have a large share of executive compensation at risk and measured against the most important of our short- and long-term goals. The metrics that our Compensation Committee has chosen to utilize in the compensation program are intended to focus our executives on growth, profitability, and returns to stockholders.

Our compensation program incorporates the following fundamental objectives from our corporate strategy:

•

Cross-sell our RCM solutions and services into our sizeable existing electronic health record (EHR) customer base and expand our RCM market share with sales to new community hospitals and larger health systems.

•	Maintain and grow our EHR customer bases in the acute care and long-term acute care segments, including expanding subscription-based software offerings.

•	Be distinctive in understanding and meeting the needs of customers in our chosen segments.

•	Provide additional value-added products and services to customers in order to drive ongoing cross-selling opportunities, particularly through TruBridge service offerings.

•	Focus on free cash flows by improving margins, which can be achieved with careful attention to efficiencies that can lead to sustained cost reduction and a metric-driven capital allocation strategy.

•	Successfully execute and integrate our inorganic mergers and acquisition activities.

Our compensation philosophy is consistent with, and attempts to further, our belief that the caliber and motivation of our executive officers, and their leadership, are critical to our success. In order to attract and retain the highest quality executive talent, we consider the 50th percentile of compensation paid by our peers and other market data sources and seek to offer a competitive total direct compensation package (consisting of base salary, annual cash incentive and long-term equity incentive awards) to our executives.

The principal components of compensation for our NEOs include:

•

Base Salary: Fixed compensation designed to attract and retain leadership talent. Additionally, of the NEOs identified in the Summary Compensation Table on page 37 of this Proxy Statement, the base salary of Dawn M. Severance consists in part of commissions, which are based on the Company’s performance with respect to its budgeted Adjusted EBITDA and sales production performance against specific bookings goals.

•

Annual Cash Incentive Compensation: Variable, performance-based compensation intended to provide our NEOs with a financial incentive to achieve critical short-term performance objectives that drive increases in long-term shareholder value.

•	Long-Term Equity Incentive Awards: Variable compensation designed to align a portion of executive compensation with the Company’s longer-term operational performance, as well as share price growth.

Under the Company’s 2019 Incentive Plan (as amended, the “2019 Incentive Plan”), the Compensation Committee is able to grant time-and performance-based equity awards and performance-based cash incentive awards. The Compensation Committee has granted performance share awards and performance-based annual cash bonus awards under the Company’s incentive plans (the “Plans”) in order to further link executive compensation with the performance of the Company, and the Compensation Committee has granted time-based restricted stock awards under the Plans in order to align management’s financial interests with those of our stockholders. We believe that our compensation program has been successful in retaining executive talent and that it is important to continue to create incentives to ensure the retention of those executives and other employees who are critical to the success of our business. We also believe that our compensation program is competitive enough to allow us to attract new executive talent as needed in order to help deliver on the Company’s strategy.

Stockholder Engagement and Consideration of Prior Stockholder Advisory Votes

We engage proactively with our stockholders to discuss corporate governance, our compensation programs and any other matters of interest. The feedback we receive through our stockholder relations and stockholder outreach programs enhances our understanding of our stockholders’ views. The Board and senior management remain committed to open and transparent communication and engagement with our stockholders and take all feedback into consideration when evaluating our compensation program design. We provide our stockholders with the opportunity annually to vote to approve, on an advisory basis, the compensation of our NEOs (often referred to as a “say-on-pay” vote). Although the “say-on-pay” vote is advisory and non-binding, the Compensation Committee considers the outcome of the vote as part of its executive compensation planning process. At each of the Annual Meetings of Stockholders from 2015 through 2023, over 92% of the votes cast on the “say-on-pay” proposal were voted in favor of the compensation of our NEOs as disclosed in the proxy statement for such meeting. Our Compensation Committee considered this high level of stockholder support when determining the compensation for 2023 and 2024, and hearing no suggestions from stockholders for significant change, determined that the executive compensation program and incentive designs remain appropriate.

Oversight of Executive Compensation

Our Compensation Committee is responsible for establishing, overseeing and reviewing executive compensation policies as well as validating and benchmarking the compensation and benefits provided to our NEOs. Our Compensation Committee is currently comprised solely of independent directors and has oversight of the executive compensation program. The primary goal of the Compensation Committee is to assist the Board in fulfilling its oversight responsibilities related to setting, monitoring and implementing a compensation philosophy and strategy designed to enhance profitability and fundamental value for the Company. It also reviews and approves the salary and other compensation of the CEO and our other executive officers, as well as the compensation and benefits of our non-employee directors, on an annual basis. The Compensation Committee determines incentive compensation targets and awards and makes grants of restricted stock and other awards under the Plans.

In determining the compensation of the NEOs, the Compensation Committee takes into account current compensation levels, Company and individual performance, peer group benchmarking and competitive market data. The Committee does not use a formula to weigh these factors, but, instead, uses these factors to provide context within which to assess the significance of comparative market data and to differentiate the level of target compensation among our NEOs. After the end of the performance period to which a particular incentive award relates, the Compensation Committee reviews our performance relative to the applicable performance targets and determines payouts based on that performance.

Role of Executive Officers in Compensation Decisions

Our CEO and Chief Financial Officer make recommendations to the Compensation Committee regarding base salaries, commission arrangements, bonuses and equity compensation grants for the remainder of our executives. Neither the CEO nor the Chief Financial Officer is involved in determining his own compensation. The Compensation Committee has discretion to approve, disapprove or modify recommendations made by these executives.

Role of Compensation Consultant

Our Compensation Committee has the authority to engage the services of outside advisors. The Compensation Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”), an independent compensation consulting firm, to provide market and peer group data, to examine pay and performance matters, and to assist the Compensation Committee in making compensation decisions applicable to the Company’s executive officers and non-employee directors. In this role, FW Cook renders services specifically requested by the Compensation Committee, which have included examining the overall pay mix for our executives, conducting a competitive assessment of our executive compensation program and making recommendations to and advising the Compensation Committee on compensation design and levels. In addition, FW Cook provides advice to the Compensation Committee on the compensation elements and levels for non-employee directors. The Company did not engage FW Cook for any projects other than those directed by the Compensation Committee, which were limited to engagements involving the compensation of executives and directors, and FW Cook has not performed any other services for the Company. The Compensation Committee assessed FW Cook’s independence based on various factors and has determined that FW Cook’s engagement and the services provided by FW Cook to the Compensation Committee did not raise any conflict of interest.

Peer Group and Benchmarking

FW Cook provides the Compensation Committee with market information and assists the Compensation Committee in understanding the competitive market for the Company’s executive positions. In considering the competitive environment, the Committee reviews compensation information disclosed by a peer group of comparatively sized companies with which we compete for business and executive talent, and the composition of the peer group is reviewed annually to ensure that each company remains appropriate for inclusion. At the direction of the Compensation Committee, the peer group was developed with a particular focus on companies that provide services in the health care technology, application software, research and consulting, and other healthcare-related industries and are of a similar size as the Company (as measured by revenue, EBITDA, market capitalization and enterprise value).

The Compensation Committee also considers information derived from published survey data that compares the elements of each executive officer’s target total direct compensation to the market information for executives with similar roles. FW Cook compiles this information and size-adjusts the published survey data to reflect our revenue size in relation to the survey participants to more accurately reflect the scope of responsibility for each executive officer. We generally seek to provide our executives with base salaries and target bonus and long-term incentive opportunities that are positioned around the median of competitive practice in order to assist in attracting and retaining talented executives and to further motivate and reward our NEOs for sustained, long-term improvements in the Company’s financial results and the achievement of long-term business objectives. We recognize, however, that benchmarking may be subject to variation from one year to the next. As a result, we also use Company and individual performance in determining the appropriate compensation opportunities for our NEOs, and actual compensation may be higher or lower than the compensation for executives in similar positions at comparable companies based on the performance, skills, experience and specific role of the executive officer in the organization.

The 14-company peer group used by the Compensation Committee for 2023 pay actions is shown in the table below:

Company Name	Ticker
Accolade, Inc.	ACCD
American Software, Inc.	AMSWA
CareMax, Inc.	CMAX
CorVel Corporation	CRVL
DLH Holdings Corp.	DLHC
Health Catalyst, Inc.	HCAT
Healthstream Inc.	HSTM
Model N, Inc.	MODN
National Research Corp.	NRC
NextGen Healthcare, Inc.	NXGN
Phreesia, Inc.	PHR
PROS Holdings, Inc.	PRO
RCM Technologies Inc.	RCMT
Tabula Rasa HealthCare, Inc.	TRHC

Elements Used to Achieve Compensation Objectives

The compensation of our NEOs consists of base salaries, annual performance-based cash bonuses, long-term incentive awards and employee benefits, as described below. Our NEO who is responsible for sales also receives commissions as described under “—Sales Commissions.” Our NEOs are also entitled to certain compensation and benefits upon qualifying terminations of employment pursuant to the various award agreements under the Plans, as described below under “Potential Payments Upon Termination or Change in Control.”

Base Salaries. Each NEO’s base salary is determined principally by the responsibilities required by the executive’s position, as well as the executive’s tenure and performance, and also takes into account the amount of other elements of compensation. In March 2023, the Compensation Committee determined that it was appropriate to increase the base salaries for certain NEOs. The 2023 base salaries of our NEOs were:

•	Christopher L. Fowler: $618,000 (increased from $600,000 in 2022)

•	Matt J. Chambless: $381,000 (increased from $370,000 in 2022)

•	David A. Dye: $515,000 (increased from $500,000 in 2022)

•	Dawn M. Severance: $350,000 (excluding her sales-based commissions)

•	Wes D. Cronkite: $360,000 (increased from $350,000 in 2022)

The amount of any future increase or decrease in base salary will be considered based on the above-mentioned factors, including the Company’s financial performance and, in the discretion of the Compensation Committee, the compensation paid by our competitors and/or other comparable-sized companies.

Annual Performance-Based Cash Bonuses. In order to further align the interests of the executives with those of the stockholders, the Compensation Committee granted performance-based cash bonus awards to each NEO, except for Ms. Severance who was eligible for commission-based compensation. Each eligible NEO was granted a target incentive amount, with the actual incentive earned to be calculated based on three key financial and operational metrics, as well as individual goals:

“Adjusted EBITDA” is a non-GAAP financial measure that consists of GAAP net income as reported, adjusted for (i) deferred revenue purchase accounting adjustments arising from purchase allocation adjustments related to business acquisitions; (ii) depreciation expense; (iii) amortization of software development costs; (iv) amortization of acquisition-related intangible assets; (v) stock-based compensation; (vi) severance and other non-recurring charges; (vii) interest expense and other, net; (viii) gain on contingent consideration; and (ix) the provision for income taxes.

“Recurring revenue” is defined as the total amount of all revenue for which contractual terms and application of GAAP result in a pattern of revenue recognition that is reasonably expected to repeat in future periods. The Committee utilizes recurring revenue growth as a performance metric because it aligns with how management, investors and analysts view the Company in terms of stability of revenues and cash flows and reflects management’s long-term strategy of leveraging TruBridge services to increase growth.

“Total retention” is calculated by comparing certain revenues in a one-month period to revenues generated by those same customers one year later. The Committee incorporated total customer retention as a performance metric starting in 2021 because it aligns with the Company’s goal of maintaining a substantial core customer base.

The Committee chose to incorporate individual goals into the cash incentive program beginning in 2023 in order to recognize each NEO’s specific contributions toward the Company’s success. Each NEO’s goals were established by the Committee, and Mr. Fowler provided input as to the goals for the other NEOs. In order to receive any payout associated with the individual goals, the threshold performance goal for Adjusted EBITDA must have been achieved.

The weightings of the performance metrics applicable to the performance-based cash bonus awards granted in 2023 and the threshold, target and maximum levels for such performance metrics were as follows:

Performance Measure	Percentage of Target Award Opportunity	Threshold Goal		Target Goal	Maximum Goal
Adjusted EBITDA	37.5%	$59.976 million (90% of target	)	$62.196 million	$66.861 million (107.5% of target	)
Recurring Revenue Growth	18.75%	1.7 (Target minus 350 bps	% )	5.2%	7.2 (Target plus 200 bps	% )
Total Retention	18.75%	92.9 (Target minus 210 bps	% )	95%	99 (Target plus 400 bps	% )
Individual Goals	25%	(1)		(1)	(1)
Percentage Earned of Target Award Attributable to Performance Goal	—	25%		100%	200%

(1)

In order to receive any payout associated with the individual goals, the threshold performance goal for Adjusted EBITDA must have been achieved. The goals were reasonably difficult to achieve given the business environment at the time the goals were established.

The Compensation Committee decided to set the target goals for each of the performance measures consistent with the Company’s internal budget in order to drive strong performance and focus management on increasing long-term stockholder value. The Company interpolates between the threshold, target and maximum award amounts.

Actual Results

The Company achieved the following performance levels in 2023, which resulted in the NEOs receiving annual cash incentive awards at an amount equal to approximately 14% of target:

Performance Measure	Target		Actual Achievement	Achievement as a % of Target	Resulting Payout %
Adjusted EBITDA	$63.238 million	(1)	$47.576 million	75.2%	0%
Recurring Revenue Growth	6.5	% (2)	4.0%	97.7%	76%
Total Retention	95%		91.9%	96.7%	0%
Individual Goals	(3)		(3)	(3)	0%

(1)	The target Adjusted EBITDA was increased due to the anticipated effects on this metric of the Company’s acquisition of Viewgol, LLC in October 2023.
(2)	The target Recurring Revenue Growth was increased due to the anticipated effects on this metric of the Company’s acquisition of Viewgol, LLC in October 2023.
(3)

In order to receive any payout associated with the individual goals, the threshold performance goal for Adjusted EBITDA must have been achieved. As the threshold level of Adjusted EBITDA was not achieved, there was no payout associated with the individual goals.

The individual target cash bonus amounts for the NEOs who received performance-based cash bonus awards for 2023, as well as the target bonus amount as a percentage of such NEOs’ base salaries and the actual cash bonuses paid, were as follows:

Name	Target Cash Bonus (as a % of Base Salary)	Target Cash Bonus Amount	Actual Cash Bonus Paid
Christopher L. Fowler	73%	$451,000	$64,256
Matt J. Chambless	46%	$175,306	$24,977
David A. Dye	56%	$288,400	$41,089
Wes D. Cronkite	40%	$144,200	$20,545

Long-Term Incentive Awards. We make long-term grants of equity compensation to executive officers in order to align their interests and compensation with the long-term interests of stockholders and provide an incentive for them to maintain their relationship with the Company. The Committee considers many factors in determining the appropriate mix of long-term equity awards in order to retain, incentivize and appropriately reward executives for the creation of value for stockholders. The Compensation Committee believes that greater weight should be placed on performance based awards and, therefore, issues 60% of the annual long-term incentive grant in the form of performance share awards and 40% in the form of time-based restricted stock.

Performance Share Awards – 60% of Long-term Incentive Grants

The Compensation Committee granted performance share awards to our NEOs on March 7, 2023 (the “2023 PSAs”). The actual number of performance shares earned will be calculated based on the Company’s Adjusted EPS (as hereinafter defined) growth over the three-year (2023 – 2025) performance period. The target number of 2023 PSAs was determined by calculating the total number of shares to be granted under the 2019 Incentive Plan in a certain year then allocating this pool of shares among the participants, as described below under “Equity Grant Practices.” The eligible NEOs will earn 25% of their target award if the Company’s Adjusted EPS is 94% of target, 100% of their target award if the Company’s Adjusted EPS is 100% of target, and 200% of their target award if the Company’s Adjusted EPS is 106% or more of target. The Compensation Committee set the target Adjusted EPS at a level that aligned with the Company’s long-term strategic plan and rigorous target growth metrics, and the Committee believed this target would be reasonably difficult to achieve. The Company interpolates between these threshold, target and maximum award amounts.

The Compensation Committee approved grants of performance share awards to the NEOs as follows:

Name	Target Number of 2023 PSAs	Target Value of 2023 PSAs
Christopher L. Fowler	32,073	$937,500
Matt J. Chambless	16,010	$467,964
David A. Dye	18,381	$537,264
Dawn M. Severance	7,122	$208,188
Wes D. Cronkite	10,360	$302,814

The Compensation Committee will apply a “TSR Modifier” (as hereinafter defined) to the number of performance shares earned to arrive at the final number of shares to be issued. The “TSR Modifier” is based on the Company’s total shareholder return (“TSR”) relative to the Russell 2000 Index for the performance period. If the Company’s TSR is in the top quartile of this index, the number of performance shares earned for the period will be adjusted upward by 15% to reward relative outperformance against the index. Conversely, if the Company’s TSR is in the bottom quartile of this index, the number of performance shares earned for the period will be adjusted downward by 15% to further align compensation paid to our executives with returns generated for our stockholders.

“Adjusted EPS” is a non-GAAP financial measure and consists of GAAP net income as reported, adjusted for the after-tax effects of (i) acquisition-related amortization; (ii) stock-based compensation expense (including any adjustments for excess or deficient tax benefits); (iii) non-recurring expenses and transaction-related costs; and (iv) non-cash charges to interest expense and other, divided by weighted shares outstanding (diluted) in the applicable period. The Compensation Committee believes that Adjusted EPS is an appropriate metric for aligning executive pay with Company performance and returns to the Company’s stockholders.

2021 Performance Share Awards – Actual Results

In March 2021, the Compensation Committee granted performance share awards to each executive officer of the Company, including our NEOs, with the actual number of performance shares to be earned based on the Company’s cumulative Adjusted EPS growth over a the three-year performance period. Adjusted EPS in 2021 and beyond was significantly and negatively impacted by COVID-19, primarily due to the effect of the pandemic on the patient volumes for our clients and, consequently, on TruBridge revenues. The final payout was 0% of target, as the Company’s cumulative Adjusted EPS growth was 88.3% of target over the performance period. See the Definitive Proxy Statement on Schedule 14A filed on March 30, 2022 for a description of these awards.

Time-Based Restricted Stock – 40% of Long-term Incentive Grants

On March 7, 2023, the Compensation Committee granted time-based restricted stock awards to the NEOs, with one-third of the shares vesting on each of the first three anniversaries of the date of grant, commencing on March 7, 2024. In order to vest in 100% of the shares, the executive must remain employed by the Company as an executive on each vesting date. The individual grants of time-based restricted stock for the NEOs were as follows:

Name	Number of Restricted Shares	Target Value of Award
Christopher L. Fowler	21,382	$625,000
Matt J. Chambless	10,673	$311,976
David A. Dye	12,254	$358,176
Dawn M. Severance	4,748	$138,792
Wes D. Cronkite	6,906	$201,876

Sales Commissions. One of our NEOs, Dawn M. Severance, was compensated in 2023 in part through the payment of commissions. The amount of commissions earned by Ms. Severance is included in the “Salary” column of the Summary Compensation Table on page 37 of this Proxy Statement. The Compensation Committee approved the specific sales metrics for Ms. Severance’s commission and incentive payment arrangements based on input from the CEO and the estimated amount of total compensation that would be payable based on historical sales information.

Ms. Severance, the Company’s Chief Sales Officer, was responsible for overseeing all of the Company’s sales efforts across the various business units and, as such, she was eligible to receive commission payments. During 2023, Ms. Severance received commissions determined by performance against two measurement components: a Management Incentive Program (“MIP”) and a Sales Incentive Program (“SIP”). The MIP component presented the opportunity for Ms. Severance to earn a one-time bonus equal to a pro rata portion of the annual MIP Target Incentive of $105,000 if the Company achieved its budgeted 2023 Adjusted EBITDA. The SIP component, which entailed a target incentive of $245,000 (the “SIP Target Incentive”), rewarded Ms. Severance for her teams’ sales production performance against an annual bookings goal. On sales below the bookings goal, Ms. Severance earned 1.0% of the SIP Target Incentive per 1.0% of performance against the bookings goal. On sales above the bookings goal, Ms. Severance earned 1.5% of the SIP Target Incentive for every additional 1.0% of performance against the bookings goal. Other than the potential increase in the incentive rate (from 1.0% to 1.5% of the SIP Target Incentive), there were no threshold, target or maximum amounts established for the calculation of incentive payments due to Ms. Severance.

Equity Grant Practices

As discussed above, the Compensation Committee intends to continue to make regular grants of equity that incentivize performance and have retentive effect. All such equity awards will be made under the 2019 Incentive Plan. The Committee intends to continue to grant performance-based equity awards that incorporate performance metrics aligning with the Company’s long-term strategy, as well as use time-based restricted stock awards to enhance retention and alignment with stockholder interests.

Our practice in granting equity is to determine the total number of shares to be granted under the 2019 Incentive Plan in a certain year based on the estimated expense to the Company of the awards and the earnings per share impact of that expense, as well as the total number of shares available for grant under the 2019 Incentive Plan. The Compensation Committee then allocates this pool of shares among the participants based on level and performance and considerations such as retention and competitive compensation levels. We do not select grant dates based upon the public release of material information about the Company, and the proximity of the grant date of any award to the date on which we announce such information is coincidental.

Employment and Other Arrangements

Employment Agreement with Mr. Fowler. On July 1, 2022, the Company entered into an employment agreement with Mr. Fowler (the “Employment Agreement”), concurrently with his appointment as the Company’s President and Chief Executive Officer. The Employment Agreement provided for an initial annual base salary of $600,000 and provides that Mr. Fowler is eligible to receive an annual bonus. Mr. Fowler is eligible to participate in the 2019 Incentive Plan and is entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time, on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable plans.

The Employment Agreement may be terminated by either party at any time and for any reason upon thirty (30) days’ advance written notice. Under the terms of the Employment Agreement, Mr. Fowler is eligible for specified termination payments and benefits in the event of a termination of Mr. Fowler’s employment (i) due to his death or disability, (ii) by Mr. Fowler without good reason, by the Company for cause, or upon a non-renewal of the Employment Agreement by Mr. Fowler, (iii) by Mr. Fowler for good reason, by the Company without cause, or upon a non-renewal of the Employment Agreement by the Company, or (iv) by Mr. Fowler for good reason, by the Company without cause, or upon a non-renewal of the Employment Agreement by the Company within twelve (12) months following a change of control of the Company, subject to his execution and non-revocation of a release of claims in the Company’s favor and his compliance with confidentiality, non-competition, non-solicitation, non-disparagement and other covenants, all as more specifically provided for in the Employment Agreement and described below under “Potential Payments Upon Termination or Change in Control.” The Company believes that the severance payments and benefits payable under the Employment Agreement are consistent with industry practice.

Executive Severance Agreements with Certain Executive Officers. Between June 20, 2023 and June 23, 2023, the Company entered into an Executive Severance Agreement (the “Severance Agreement”) with each of Mr. Chambless, Mr. Dye, Ms. Severance and Mr. Cronkite, as well as other members of the Company’s senior management team (each, an “Executive”). The purposes of the Severance Agreements are to standardize the compensation arrangements among the Company’s senior management team and to aid in the Company’s attraction and retention of executive-level talent, as well as to enhance protections for the Company in connection with executive transitions. Under the Severance Agreement, in the event the Executive is terminated by the Company without “Cause” (as defined in the Severance Agreement), other than within 12 months following a “Change in Control” (as defined in the Severance Agreement) of the Company, the Executive will be eligible to receive, in addition to any accrued but unpaid amounts or benefits, (i) 12 months (18 months, in the case of Mr. Dye) of equal installment payments which are in the aggregate equal to 1 times (1.5 times, in the case of Mr. Dye) the sum of the Executive’s base salary and target bonus for the year in which the termination event occurs; (ii) up to 12 months (18 months, in the case of Mr. Dye) of reimbursements for medical and/or dental continuation coverage; (iii) continued vesting of the Executive’s outstanding unvested shares of restricted stock during the period in which the Executive is subject to non-competition and non-solicitation covenants; and (iv) a pro rata portion of the Executive’s outstanding cash incentive awards and performance share awards to be calculated in the manner set forth in the applicable award agreements based on the degree of attainment of the applicable performance goals at the end of the applicable performance period, with the amount of the awards, if any, to be pro-rated based on the number of days that the Executive was employed by the Company during the performance period.

The Severance Agreement further provides that, in the event the Executive is terminated by the Company without Cause within 12 months following a Change in Control of the Company, the Executive will be eligible to receive, in addition to any accrued but unpaid amounts or benefits, (i) a lump sum payment equal to one and 1.5 times (2 times, in the case of Mr. Dye) the sum of the Executive’s base salary and target bonus for the year in which the termination event occurs; and (ii) up to 12 months (18 months, in the case of Mr. Dye) of reimbursements for medical and/or dental continuation coverage.

The Executive’s receipt of severance payments and benefits is subject to the Executive’s execution and non-revocation of a release of claims in the Company’s favor and compliance with confidentiality, non-disparagement and other covenants, all as more specifically provided for in the Severance Agreement. Additionally, the Executive’s receipt of severance payments and benefits is subject to the Executive’s compliance with non-competition and non-solicitation covenants for 12 months (18 months, in the case of Mr. Dye) following the termination event.

Perquisites and Other Benefits

None of our executive officers receive any perquisites. Our policy is to not provide perquisites to executives, in part because we believe that they do not effectively incentivize management to improve the financial performance of the Company. Additionally, we do not maintain any pension or defined benefit plans for the benefit of our executive officers.

Our executive officers, including the NEOs, are eligible to participate in the Company’s 401(k) plan on the same terms as all of our employees. The plan allows eligible employees to contribute up to 60% of their pre-tax earnings up to the statutory limit prescribed by the Internal Revenue Service. The Company matches a discretionary amount determined by the Board of Directors. In 2023, we matched employee contributions up to $2,000 per employee. Our executive officers, including the NEOs, also participate in our other benefit plans on the same terms as our other employees. These plans include medical and dental insurance, life insurance and long-term disability insurance.

Recoupment Policy

Time-based restricted stock awards, performance-based cash bonus awards and performance-based share awards granted under the Plans are subject to recovery or adjustment by the Company as may be required pursuant to any law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

In October 2023, we adopted a Policy for the Recovery of Erroneously Awarded Compensation (the “Clawback Policy”), in compliance with the requirements of the Dodd-Frank Act, final SEC rules and applicable Nasdaq listing standards, which covers our current and former officers subject to Section 16 of the Exchange Act, including all of our NEOs. Under the Clawback Policy, if there is a restatement of our financial results, the Company will recover erroneously awarded incentive compensation from such officers during a three-year lookback period.

Prohibition on Pledging and Hedging of Company Stock and Equity Award Repricing

The Company’s Insider Trading Policy (the “Policy”) prohibits the directors, officers and employees of the Company and any of its subsidiaries from pledging their common stock in the Company as security or engaging in transactions designed to “hedge” against the price of the Company’s common stock. The Policy explicitly prohibits short sales and hedging or monetization transactions, including options trading (buying or selling puts or calls or other derivative securities). These restrictions ensure that the NEOs, as well as other Company personnel, cannot offset or hedge against declines in the price of the Company’s common stock they own or have a personal interest in the price of their shares that may be different from the interests of other stockholders generally. None of the Company’s directors or executive officers currently engage in any pledging or hedging transactions.

The Board of Directors and the Compensation Committee view equity-based compensation to be a key factor in incentivizing the future performance of our executives. Consequently, the 2019 Incentive Plan provides that the Compensation Committee is not permitted to reduce the exercise price of outstanding stock options or stock appreciation rights; replace any stock option or stock appreciation right with a new award with a lower exercise price; cancel any stock option or stock appreciation right in exchange for cash; or take any other action that would be treated as a repricing under the Nasdaq listing rules.

Equity Ownership and Retention Requirements for Executive Officers

The Board of Directors has always encouraged the Company’s executive officers to have a financial stake in the Company, and the officers have generally owned shares of our common stock. Under the current stock ownership policy, the Chief Executive Officer should acquire and beneficially own shares of the Company’s common stock valued at five (5) times such individual’s annual base salary. Each other executive officer should acquire and beneficially own shares of the Company’s common stock valued at two (2) times such individual’s annual base salary. Current executive officers have five years from the date of his or her designation by the Board as an executive officer to satisfy this guideline. Additionally, officers are required to retain 100% of the net shares (as defined in the amended Corporate Governance Guidelines) obtained through the Company’s equity plans beginning on the one-year anniversary of the date of his or her designation by the Board as an executive officer until the stock ownership guidelines are achieved. All of the Company’s executive officers currently satisfy the stock ownership guidelines, consistent with the applicable time periods the executive officers have to achieve the required ownership levels. The Corporate Governance Guidelines contain these requirements and are available on our website at http://investors.trubridge.com under “Corporate Governance.”

As with the stock ownership guidelines for the Company’s non-employee directors, the minimum number of shares to be held by an executive officer will be calculated on the first trading day of each calendar year based on the fair market value of such shares (a “Determination Date”). Any subsequent change in the value of the shares will not affect the amount of stock executive officers should hold during that year. For purposes of meeting the ownership guidelines, the following categories of stock are counted: (i) shares owned directly, (ii) shares owned indirectly (e.g., by a spouse, minor children or a trust), and (iii) time-based restricted stock. However, unexercised stock options and unearned performance shares, if any, are not counted toward meeting the guidelines. If the number of shares that an executive officer should own is increased as a result of an increase in the amount of such officer’s annual base salary, the officer will have five years from the effective date of the increase to attain the increased level of ownership. If the number of shares that an executive officer should own as of a Determination Date is increased as a result of a decrease in the Company’s stock price, the executive officer will have until the later of three years from such Determination Date and the date by which such executive officer was otherwise required to comply with the ownership guidelines to attain the increased level of ownership.

Tax and Accounting Implications

Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the tax deductibility of compensation in excess of $1 million paid to certain of the Company’s officers whose compensation is required to be disclosed to our stockholders under the Exchange Act. The 2017 Tax Cuts and Jobs Act, which was signed into law on December 22, 2017 (the “Tax Act”), repealed an exception to the $1 million deduction limit applicable to qualified performance-based compensation, and as a result, all compensation in excess of $1 million paid to specified executives is not deductible. The Compensation Committee may consider the deductibility of awards as one of many factors in determining executive compensation and believes it is important to preserve flexibility in administering its compensation program in a manner designed to promote varying corporate goals. Accordingly, where it is deemed necessary and in the best interests of the Company, the Compensation Committee may approve compensation that is not deductible by the Company for tax purposes.

Accounting for Stock-Based Compensation. The Company accounts for stock-based payments, including under its Plans, in accordance with the requirements of the FASB Accounting Standards Codification Topic 718, Compensation – Stock Compensation.

Section 409A of the Code (“Section 409A”). The Company designs, awards and implements its compensation arrangements to be exempt from or fully comply with Section 409A and accompanying regulations.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Mark V. Anquillare, Chairperson

Christopher T. Hjelm

Denise W. Warren

Summary Compensation Table

The following table summarizes the total compensation paid to or earned by each of the Company’s NEOs for the fiscal years ended December 31, 2023, 2022 and 2021. Additional information about our executive compensation program can be found in the Compensation Discussion and Analysis contained in this Proxy Statement.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
Christopher L. Fowler President and CEO	2023 2022 2021	614,539 550,000 500,000		-0- -0- -0-	1,625,994 1,238,352 726,843	-0- -0- -0-	64,256 217,970 371,770	-0- -0- -0-	2,000 2,000 2,000	2,306,789 2,008,322 1,600,613
Matt J. Chambless Former Chief Financial Officer	2023 2022 2021	378,966 370,000 361,346		-0- -0- -0-	811,644 643,088 633,080	-0- -0- -0-	24,977 103,217 225,718	-0- -0- -0-	2,000 2,000 2,000	1,217,586 1,118,305 1,222,144
David A. Dye Chief Operating Officer	2023 2022 2021	512,116 500,000 485,577		-0- -0- -0-	931,855 738,338 726,843	-0- -0- -0-	41,089 170,004 371,770	-0- -0- -0-	-0- -0- 2,000	1,485,060 1,408,342 1,584,190
Dawn M. Severance (4) Chief Sales Officer	2023 2022	753,123 1,019,590	(5) (6)	-0- -0-	361,062 368,382	-0- -0-	-0- -0-	-0- -0-	2,000 2,000	1,116,185 1,389,972
Wes D. Cronkite (7) Chief Technology & Innovation Officer	2023	358,481		-0-	525,198	-0-	20,545	-0-	1,500	905,724

(1)

The amounts reported represent the aggregate grant date fair value of time-based restricted stock and performance share awards, calculated in accordance with FASB ASC Topic 718, rather than the amount paid to or realized by the NEO. The grant date fair value of the performance share awards granted in 2023, 2022 and 2021 is based upon the probable outcome of the performance conditions as of the grant date (calculated by multiplying the target number of performance shares by the closing price of the Company’s stock on the date of grant less the present value of the expected dividends not received during the relevant period, as well as a Monte Carlo simulation applicable to the TSR modifier for the Three-Year PSAs, or $31.21 for the Three-Year PSAs granted to the NEOs in 2023, $37.98 for the Three-Year PSAs granted to the NEOs in 2022, and $33.61 for the Three-Year PSAs granted to the NEOs in 2021. The maximum value of the performance share awards granted in 2023 (calculated by multiplying the maximum number of performance shares by the grant date fair value, or $31.21) is $2,001,967 for Mr. Fowler, $1,147,342 for Mr. Dye, $999,344 for Mr. Chambless, $444,555 for Ms. Severance and $646,671 for Mr. Cronkite. The maximum value of the performance share awards granted in 2022 (calculated by multiplying the maximum number of performance shares by the grant date fair value, or $37.98) is $910,331 for each of Messrs. Fowler and Dye, $801,606 for Mr. Chambless and $459,178 for Ms. Severance. The maximum value of the performance share awards granted in 2021 (calculated by multiplying the maximum number of performance shares by the grant date fair value, or $33.61) is $897,320 for each of Messrs. Fowler and Dye and $781,567 for Mr. Chambless. See Note 9 to the financial statements in the Company’s Form 10-K for each of the years ended December 31, 2023, December 31, 2022 and December 31, 2021 for the assumptions made in determining the grant date fair values. There can be no assurance that the grant date fair value of these awards will ever be realized.

(2)

The amounts reported represent compensation earned pursuant to annual cash incentive awards granted under the Plans. The annual cash incentive awards are based on pre-established, performance-based targets and, therefore, are reportable as “Non-Equity Incentive Plan Compensation” rather than as “Bonus.” For a description of the annual cash incentive awards, see “Elements Used to Achieve Compensation Objectives—Annual Performance-Based Cash Bonuses” beginning on page 29.

(3)	The amounts reported represent Company contributions to the 401(k) retirement plan. The Company does not provide any perquisites to its executive officers.
(4)	Ms. Severance was not a NEO of the Company in 2021.
(5)	$403,123 of this amount represents sales commissions and incentive payments earned by Ms. Severance during 2023, a portion of which was guaranteed.

(6)	$621,985 of this amount represents sales commissions and incentive payments earned by Ms. Severance during 2022, a portion of which was guaranteed.
(7)	Mr. Cronkite was not a NEO of the Company in 2022 or 2021.

Grants of Plan-Based Awards in 2023

The following table provides certain information regarding the annual cash incentive, performance share and restricted stock awards granted to our NEOs pursuant to the Plans during the fiscal year ended December 31, 2023.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christopher L. Fowler	3/7/2023	112,750	451,000	902,000	—	—	—	—	—	—	—
	3/7/2023	—	—	—	8,018	32,073	64,146	—	—	—	1,000,998
	3/7/2023	—	—	—	—	—	—	21,382	—	—	624,996
Matt J. Chambless	3/7/2023	43,827	175,306	350,612	—	—	—	—	—	—	—
	3/7/2023	—	—	—	4,003	16,010	32,020	—	—	—	499,672
	3/7/2023	—	—	—	—	—	—	10,673	—	—	311,972
David A. Dye	3/7/2023	72,100	288,400	576,800	—	—	—	—	—	—	—
	3/7/2023	—	—	—	4,595	18,381	36,762	—	—	—	573,671
	3/7/2023	—	—	—	—	—	—	12,254	—	—	358,184
Dawn M. Severance	3/7/2023	26,250	105,000	210,000	—	—	—	—	—	—	—
	3/7/2023	—	—	—	1,781	7,122	14,244	—	—	—	222,278
	3/7/2023	—	—	—	—	—	—	4,748	—	—	138,784
Wes D. Cronkite	3/7/2023	36,050	144,200	288,400	—	—	—	—	—	—	—
	3/7/2023	—	—	—	2,590	10,360	20,720	—	—	—	323,336
	3/7/2023	—	—	—	—	—	—	6,906	—	—	201,862

(1)

The amounts shown in these columns reflect the threshold, target and maximum amounts potentially payable to each NEO under our annual cash incentive plan. The actual amount earned in 2023 by each NEO that received an annual cash incentive award is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 37.

(2)	The amounts shown in these columns reflect the threshold, target and maximum amounts potentially payable to each NEO who received Three-Year PSAs pursuant to the 2019 Incentive Plan.
(3)

The amounts shown in this column reflect the number of shares of time-based restricted stock granted to each NEO on March 7, 2023 pursuant to the 2019 Incentive Plan. Each restricted stock award vests in three annual installments of one-third each on the first three anniversaries of the grant date. The NEOs are entitled to the receipt of dividends declared on our common stock at the same rate and on the same terms as our other stockholders.

(4)

With respect to the time-based restricted stock granted to each NEO, the value shown in this column is the grant date fair value of the full award. With respect to the performance share awards granted to each NEO, the value shown in this column is the grant date fair value of the target award (calculated by multiplying the target number of performance shares by the closing price of the Company’s stock on the date of grant less the present value of the expected dividends not received during the relevant period, as well as a Monte Carlo simulation applicable to the TSR modifier for the Three-Year PSAs, or $31.21 for the Three-Year PSAs). See Note 9 to the financial statements in the Company’s Form 10-K for the year ended December 31, 2023 for the assumptions made in determining the grant date fair value. There can be no assurance that the grant date fair value will ever be realized.

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table sets forth information regarding the number of shares of unvested restricted stock and unearned performance share awards held by our NEOs as of December 31, 2023. There were no stock options outstanding for our NEOs at December 31, 2023.

					Stock Awards Equity Incentive Plan Awards:		Equity Incentive Plan Awards:
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Christopher L. Fowler	3/8/2021	2,965	(2)	33,208
	3/7/2022	5,385	(2)	60,312
	3/7/2022				3,029	(3)	33,925
	7/1/2022	10,270	(2)	115,024
	3/7/2023	21,382	(2)	239,478
	3/7/2023				8,018	(4)	89,802
Matt J. Chambless (5)	3/8/2021	2,583	(2)	28,930
	3/7/2022	4,690	(2)	52,528
	3/7/2022				2,638	(3)	29,546
	3/7/2023	10,673	(2)	119,538
	3/7/2023				4,003	(4)	44,834
David A. Dye	3/8/2021	2,965	(2)	33,208
	3/7/2022	5,385	(2)	60,312
	3/7/2022				3,029	(3)	33,925
	3/7/2023	12,254	(2)	137,245
	3/7/2023				4,595	(4)	51,464
Dawn M. Severance	3/8/2021	1,480	(2)	16,576
	3/7/2022	2,687	(2)	30,094
	3/7/2022				1,511	(3)	16,923
	3/7/2023	4,748	(2)	53,177
	3/7/2023				1,781	(4)	19,947
Wes D. Cronkite	5/3/2021	4,308	(2)	48,250
	3/7/2022	3,794	(2)	42,493
	3/7/2022				2,134	(3)	23,901
	3/7/2023	6,906	(2)	77,347
	3/7/2023				2,590	(4)	29,008

(1)	The market value is based on the closing price of our common stock on Nasdaq on December 29, 2023, the last trading day of 2023, of $11.20, multiplied by the number of shares.
(2)	These shares of time-based restricted stock vest in three annual installments of one-third each on each anniversary of the date of grant.
(3)

These unearned Three-Year PSAs granted on March 7, 2022 are eligible to be earned based on the Company’s performance over a three-year performance period (2022 – 2024). For a description of the Three-Year PSAs granted in 2022, see the Definitive Proxy Statement on Schedule 14A filed on March 29, 2023. As the Company achieved an Adjusted EPS growth rate that did not exceed the threshold performance level with respect to the first two years (2022 and 2023) of the three-year performance period, this amount reflects the threshold number of Three-Year PSAs that each NEO is eligible to earn for the three-year performance period.

(4)

These unearned Three-Year PSAs granted on March 7, 2023 are eligible to be earned based on the Company’s performance over a three-year performance period (2023 – 2025). For a description of the Three-year PSAs granted in 2023, see “Elements Used to Achieve Compensation Objectives—Long-Term Incentive Awards” beginning on page 29. As the Company achieved an Adjusted EPS growth rate that did not exceed the threshold performance level with respect to the first year (2023) of the three-year performance period, this amount reflects the threshold number of Three-Year PSAs that each NEO is eligible to earn for the three-year performance period.

(5)

Pursuant to the terms of Mr. Chambless’s Severance Agreement (described on page 33), he is eligible for continued vesting of his outstanding unvested shares of restricted stock during the Chambless Restricted Period (as defined below under “Potential Payments Upon Termination or Change in Control”) and a pro rata portion of his outstanding PSAs.

Option Exercises and Stock Vested in 2023

The following table reflects certain information with respect to shares of restricted stock that vested and performance shares that were earned during the fiscal year ended December 31, 2023. No stock options were held or exercised by the NEOs during 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Christopher L. Fowler	—	—	14,016	392,732
Matt J. Chambless	—	—	7,737	229,092
David A. Dye	—	—	8,882	262,996
Dawn M. Severance	—	—	3,724	110,310
Wes D. Cronkite	—	—	6,205	166,682

(1)

The value realized upon the vesting of restricted shares is calculated based on the closing price of our common stock on Nasdaq on the applicable vesting date, or, if the vesting date was not a trading day, the next trading day, multiplied by the number of shares. The value realized with respect to earned performance shares is calculated based on the closing price of our common stock on Nasdaq on December 29, 2023, the last trading day of 2023.

2019 Incentive Plan

The Board of Directors adopted on March 7, 2019, and the stockholders of the Company approved at the 2019 Annual Meeting of Stockholders, the 2019 Incentive Plan (as amended, the “2019 Incentive Plan”). The 2019 Incentive Plan replaced the 2014 Incentive Plan and the 2012 Amended and Restated Restricted Stock Plan for Non-Employee Directors (the “Prior Plans”). There are no outstanding awards granted under the Prior Plans and no additional grants will be made under the Prior Plans. At the 2022 Annual Meeting of Stockholders, the Company’s stockholders approved an amendment and restatement of the 2019 Incentive Plan in order to increase the number of shares of common stock available for issuance to 2,085,000 shares.

The 2019 Incentive Plan is an omnibus incentive plan under which the Compensation Committee is able to grant time- and performance-based equity awards and performance-based cash incentive awards. The Board believes that it is important for the Company to maintain a flexible and comprehensive incentive plan to provide a means of enhancing and encouraging the recruitment and retention of those individuals on whom the success of the Company most depends. The purposes of the 2019 Incentive Plan are to promote the interests of the Company and our stockholders by providing a means of granting equity and equity-related incentives, as well as cash incentives, to employees, including officers, consultants and non-employee directors of the Company and our affiliates in order to provide an additional incentive to such individuals to work to increase the value of the Company’s common stock and to provide such individuals with a stake in the future of the Company that corresponds to the stake of each of the Company’s stockholders. A summary of the principal features of the 2019 Incentive Plan is provided below.

•	Eligibility: Persons eligible to participate in the 2019 Incentive Plan include all employees, including officers, consultants and non-employee directors of the Company and our affiliates.

•

Administration: Except as may otherwise be determined by the Board, the 2019 Incentive Plan is administered by the Compensation Committee of the Board, which committee shall have the authority to, among other things, grant awards under the 2019 Incentive Plan and prescribe the terms and conditions of such awards. The Compensation Committee may delegate administration of the 2019 Incentive Plan to a committee or committees of one or more members of the Board, provided, however, that such committee must consist of two or more non-employee directors, pursuant to Rule 16b-3 under the Exchange Act, unless otherwise determined by the Board.

•

Shares Available: A total of 2,085,000 shares of the Company’s common stock have been reserved for issuance under the 2019 Incentive Plan, plus the number of shares underlying any award granted under the Amended and Restated 2014 Incentive Plan that expires, terminates or is cancelled or forfeited; provided that no more than 100,000 shares may be granted as incentive stock options. Shares of common stock available for distribution under the 2019 Incentive Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares reacquired by the Company, subject to the 2019 Incentive Plan. Any shares of common stock subject to an award that expires or is cancelled, forfeited or terminated without issuance of the full number of shares to which the award related prior to exercise or realization, either in full or in part, shall again become available for issuance under the plan in accordance with the terms of the 2019 Incentive Plan. The number of shares reserved for issuance under the 2019 Incentive Plan may be adjusted in the event of a stock or extraordinary cash dividend, stock split or reverse stock split, or an extraordinary corporate transaction, such as any recapitalization, reorganization, merger, consolidation, combination or exchange, or any other relevant change in capitalization.

•

Amendment and Termination: The Board may, at any time, and from time to time, amend or terminate the 2019 Incentive Plan; provided, however, that, except in certain limited circumstances (e.g., amendments relating to adjustments based upon changes in the common stock and amendments that the Board deems necessary or advisable to provide eligible participants with the maximum benefits provided or to be provided under the provisions of the Internal Revenue Code and the regulations promulgated thereunder), no amendment will be effective unless approved by the Company’s stockholders as may be required by applicable laws, stock exchange rules or other regulations. The 2019 Incentive Plan will automatically terminate on March 10, 2032.

Pension Benefits

The Company does not maintain any plans that provide for payments or other benefits to NEOs at, following, or in connection with their retirement.

Nonqualified Deferred Compensation

The Company does not maintain any defined contribution or other plans that provide for the deferral of compensation to NEOs on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change-in-Control

Potential Payments for NEOs Who Remain Employed with the Company

The following table summarizes potential payments, rights and benefits to our NEOs (other than Mr. Chambless) under contracts, agreements, plans or arrangements with the Company upon a termination of employment or change in control, assuming either event occurred on December 31, 2023. To the extent payments, rights and benefits are generally available to employees on a non-discriminatory basis, including benefits payable upon death or disability, they are excluded from this table.

The employment agreement with Mr. Fowler contains severance provisions pursuant to which he is entitled to certain payments or benefits upon a termination without “cause,” for “good reason,” or due to death, disability or the Company’s failure to renew the employment agreement in accordance with the terms thereof, as well as upon a termination without “cause” or for “good reason” following a “change in control” (as such terms are defined in the employment agreement). The other NEOs have entered into severance agreements pursuant to which they are entitled to certain payments or benefits upon a termination without “cause” or following a “change in control” (as such terms are defined in the severance agreements). See “Employment and Other Arrangements” beginning on page 33 for further information regarding such payments and benefits. Additionally, the award agreements pursuant to which time-based restricted stock, performance-based cash bonuses and performance shares have been granted under the 2019 Incentive Plan provide for accelerated vesting, payment or issuance, as applicable, of the outstanding awards upon various termination events or a change in control. See footnotes 1, 2 and 3 to the following table for details regarding the treatment of the outstanding awards upon such termination events or a change in control.

Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid to our NEOs can only be determined upon an actual termination of employment or change in control. As provided in Mr. Fowler’s employment agreement and the other NEOs’ severance agreements, in the event the executive breaches or violates the restrictive covenants contained therein or does not execute a release of claims in a form provided by the Company, certain of the amounts described below may be subject to forfeiture. See “Employment and Other Arrangements” beginning on page 33 for further information regarding such restrictions and requirements.

Name	Cash Payments ($)(1)	Accelerated Vesting of Unvested Restricted Stock ($)(2)	Accelerated Issuance of Unearned PSAs ($)(3)	Total ($)
Termination by the Company Without Cause (4)
Christopher L. Fowler	1,694,018	310,688	210,014	2,214,720
David A. Dye	1,272,865	185,013	158,943	1,616,821
Dawn M. Severance	351,011	49,358	71,659	472,029
Wes D. Cronkite	530,792	95,278	102,327	728,397
Termination by the NEO for Good Reason
Christopher L. Fowler	1,694,018	310,688	210,014	2,214,720
David A. Dye	—	—	—	—
Dawn M. Severance	—	—	—	—
Wes D. Cronkite	—	—	—	—
Termination Due to Death or Disability
Christopher L. Fowler	64,256	448,022	210,014	722,292
David A. Dye	41,089	230,765	158,943	430,797
Dawn M. Severance	—	99,848	71,659	171,507
Wes D. Cronkite	20,545	168,090	102,327	290,961
Change in Control (5)
Christopher L. Fowler	64,256	448,022	494,917	1,007,195
David A. Dye	41,089	230,765	341,566	613,420
Dawn M. Severance	—	99,848	147,470	247,318
Wes D. Cronkite	20,545	168,090	211,646	400,281

Name	Cash Payments ($)(1)	Accelerated Vesting of Unvested Restricted Stock ($)(2)	Accelerated Issuance of Unearned PSAs ($)(3)	Total ($)
Termination by the Company Without Cause or by the NEO for Good Reason in connection with a Change in Control (6)
Christopher L. Fowler	2,228,518	—	—	2,228,518
David A. Dye	1,674,565	—	—	1,674,565
Dawn M. Severance	526,011	—	—	526,011
Wes D. Cronkite	782,892	—	—	782,892

(1)	Cash Payments:

Termination by the Company Without Cause. Pursuant to his employment agreement, the cash severance for Mr. Fowler upon such a termination event represents an amount equal to one and one-half (1 1/2) times the sum of Mr. Fowler’s base salary and target bonus for the year in which the termination occurred, payable in equal installments for eighteen (18) months following the date of such termination. The cash payments due to Mr. Fowler upon such a termination event also include eighteen (18) months of reimbursements paid by the Company to Mr. Fowler for COBRA premiums paid by Mr. Fowler for such medical and dental continuation coverage, which reimbursement is limited to the employer portion of the monthly health and dental premium that the Company pays on behalf of active employees. This assumes Mr. Fowler timely and properly elects medical and dental continuation coverage under COBRA, as detailed in his employment agreement. Finally, the cash payments due to Mr. Fowler upon such a termination event also include the actual performance-based cash bonus that he received for the 2023 performance period, as he is entitled to a pro rata portion of his outstanding cash incentive award based on the actual attainment of performance goals under his employment agreement.

In the event of such a termination for a NEO other than Mr. Fowler, such individual would be entitled to receive an amount equal to one (1) times (one and one-half (1 1⁄2) times in the case of Mr. Dye) the sum of the NEO’s base salary and target bonus for the year in which the termination event occurred, payable in equal installments for twelve (12) months (eighteen (18) months in the case of Mr. Dye) following the date of such termination. The cash payments due to each NEO upon such a termination event also include twelve (12) months (eighteen (18) months in the case of Mr. Dye) of reimbursements paid by the Company to such NEO for COBRA premiums paid by such NEO for such medical and dental continuation coverage, which reimbursement is limited to the employer portion of the monthly health and dental premium that the Company pays on behalf of active employees. This assumes the NEO timely and properly elects medical and dental continuation coverage under COBRA, as detailed in his or her severance agreement. Each such individual would also be entitled to the actual performance-based cash bonus that he or she received for the 2023 performance period, as they are entitled to a pro rata portion of the outstanding cash incentive award based on the actual attainment of performance goals under their respective severance agreements.

Termination by the NEO for Good Reason. Pursuant to Mr. Fowler’s employment agreement, the cash severance for Mr. Fowler upon such a termination event would match the cash severance to which he is entitled in the event of a Termination by the Company Without Cause (as discussed above). The other NEOs are not entitled to any cash severance in connection with a Termination by the NEO for Good Reason.

Termination Due to Death or Disability. Pursuant to Mr. Fowler’s employment agreement, upon such a termination event, the treatment of his outstanding cash incentive awards would be determined in accordance with the 2019 Incentive Plan and the applicable award agreements. Each NEO (including Mr. Fowler) would be entitled to a pro rata portion of the outstanding cash incentive award based on the actual attainment of performance goals, so the table above reflects the actual performance-based cash bonus that each NEO earned for the 2023 performance period.

Change in Control. Neither Mr. Fowler nor any other NEO is entitled to any cash severance payments in the event of a Change in Control under Mr. Fowler’s employment agreement or the other NEOs’ severance agreements, respectively. However, pursuant to the award agreements governing the performance-based cash bonuses, each NEO (including Mr. Fowler) would be entitled to the actual cash bonus that each NEO earned for 2023.

Termination by the Company Without Cause or by the NEO for Good Reason in connection with a Change in Control. Pursuant to his employment agreement, upon such a termination event, Mr. Fowler would be entitled to a lump sum payment equal to two (2) times the sum of his base salary and target bonus for the year in which the termination occurred, payable within seventy (70) days following the termination date. The cash payments due to Mr. Fowler upon such a termination event also include eighteen (18) months of COBRA reimbursements, as detailed above. Finally, the cash payments due to Mr. Fowler upon such a termination event also include the actual performance-based cash bonus that he received for the 2023 performance period.

In the event of such a termination for a NEO other than Mr. Fowler, pursuant to each NEO’s severance agreement, the NEO would be entitled to a lump sum payment equal to one and one-half (1 1⁄2) times (two (2) times in the case of Mr. Dye) the sum of the NEO’s base salary and target bonus for the year in which the termination event occurred, payable within seventy (70) days following the termination date. The cash payments due to these NEOs would also include up to twelve (12) months (eighteen (18) months, in the case of Mr. Dye) of COBRA reimbursements, as detailed above. Finally, the cash payments due to each NEO upon such a termination event also include the actual performance-based cash bonus that such NEO received for the 2023 performance period.

(2)	Accelerated Vesting of Unvested Restricted Stock:

Termination by the Company Without Cause. Pursuant to Mr. Fowler’s employment agreement and the other NEOs’ severance agreements, the amounts presented in this column for NEO upon such a termination event reflect the value of the continued vesting of unvested shares of restricted stock for eighteen (18) months (twelve (12) months in the case of Ms. Severance and Mr. Cronkite) following such termination, during which time the NEO would be subject to certain restrictive covenants as set forth in his or her employment agreement or severance agreement, as applicable.

Termination by the NEO for Good Reason. Pursuant to Mr. Fowler’s employment agreement, the amounts presented in this column for Mr. Fowler upon such a termination event reflect the value of the continued vesting of unvested shares of restricted stock for eighteen (18) months following such termination, during which time he would be subject to certain restrictive covenants as set forth in his employment agreement. The other NEOs are not entitled to continued vesting of unvested restricted stock in connection with a Termination by the NEO for Good Reason.

Termination Due to Death or Disability. Pursuant to Mr. Fowler’s employment agreement, upon such a termination event, the treatment of his outstanding equity awards would be determined in accordance with the 2019 Incentive Plan and the applicable award agreements. In the event of such a termination, each NEO (including Mr. Fowler) would be entitled to accelerated vesting of all unvested restricted stock.

Change in Control. Neither Mr. Fowler nor any other NEO is entitled to any accelerated vesting of outstanding equity in the event of a Change in Control under Mr. Fowler’s employment agreement or the other NEOs’ severance agreements, respectively. However, pursuant to the award agreements governing the outstanding time-based restricted stock awards, each NEO (including Mr. Fowler) would be entitled to accelerated vesting of all unvested restricted stock.

Termination by the Company Without Cause or by the NEO for Good Reason in connection with a Change in Control. Pursuant to Mr. Fowler’s employment agreement, upon such a termination event, the treatment of his outstanding equity awards would be determined in accordance with the 2019 Incentive Plan and the applicable award agreements. Pursuant to the award agreements governing the time-based restricted stock awards, each NEO (including Mr. Fowler) would have received accelerated vesting of all unvested restricted stock upon the Change in Control, as described above.

These values have been determined based on the closing price of the Company’s common stock on NASDAQ on December 29, 2023, the last trading day of 2023 ($11.20), multiplied by the number of applicable shares.

(3)	Accelerated Issuance of Unearned PSAs:

Termination by the Company Without Cause. Pursuant to his employment agreement, the amounts presented in this column for Mr. Fowler upon such a termination event reflect a pro rata portion of his outstanding performance share awards based on the actual attainment of performance goals. The amounts reported in the table for the Three-Year PSAs granted in 2021 (the “2021 PSAs”) that would have been earned in the event of a termination of employment that occurred on December 31, 2023 are based on the product of (y) the actual number of 2021 PSAs earned by Mr. Fowler and (z) our closing stock price of $11.20 on December 29, 2023. The amounts reported in the table for the Three-Year PSAs granted in 2022 or 2023 (the “Ongoing PSAs”) that would have been earned in the event of a termination of employment that occurred on December 31, 2023 assume that the Ongoing PSAs would be earned at the target level of achievement and are based on the product of (x) the target number of Ongoing PSAs granted to Mr. Fowler in 2022 or 2023, as applicable, (y) our closing stock price of $11.20 on December 29, 2023 and (z) a fraction, the numerator of which equals the number of days that Mr. Fowler was employed during the performance period and the denominator of which equals the total number of days in the performance period. The foregoing calculations of the pro rata portion of outstanding performance share awards is hereinafter referred to as the “Pro Rata PSA Calculations.”

In the event of a Termination by the Company Without Cause of a NEO other than Mr. Fowler, such NEO would be entitled to a pro rata portion of the outstanding performance share awards pursuant to the Pro Rata PSA Calculations described above.

Termination by the NEO for Good Reason. Pursuant to his employment agreement, Mr. Fowler would receive a pro rata portion of the outstanding performance share awards pursuant to the Pro Rata PSA Calculations described above in the event of a Termination by Mr. Fowler for Good Reason. The NEOs other than Mr. Fowler would not be entitled to accelerated issuance of unearned performance share awards in the event of a Termination by the NEO for Good Reason.

Termination Due to Death or Disability. Pursuant to Mr. Fowler’s employment agreement, upon such a termination event, the treatment of his outstanding equity awards would be determined in accordance with the 2019 Incentive Plan and the applicable award agreements. In the event of such a termination, each NEO (including Mr. Fowler) would be entitled to a pro rata portion of the outstanding performance share awards pursuant to the Pro Rata PSA Calculations described above.

Change in Control. Neither Mr. Fowler nor any other NEO is entitled to any accelerated vesting of outstanding equity in the event of a Change in Control under Mr. Fowler’s employment agreement or the other NEOs’ severance agreements, respectively. However, pursuant to the award agreements governing the performance share awards, each NEO (including Mr. Fowler) would be entitled to the issuance of the outstanding performance share awards at the target level.

Termination by the Company Without Cause or by the NEO for Good Reason in connection with a Change in Control. Pursuant to Mr. Fowler’s employment agreement, upon such a termination event, the treatment of his outstanding equity awards would be determined in accordance with the 2019 Incentive Plan and the applicable award agreements. Pursuant to the award agreements governing the performance share awards, each NEO (including Mr. Fowler) would have been issued his or her outstanding performance share awards at the target level upon the Change in Control, as described above.

These values have been determined based on the closing price of the Company’s common stock on NASDAQ on December 29, 2023, the last trading day of 2023 ($11.20), multiplied by the number of applicable shares.

(4)	This includes a termination of Mr. Fowler’s employment on account of the Company’s failure to renew his employment agreement in accordance with the terms thereof.

(5)

The amounts presented in the following row assume that a Termination by the Company Without Cause (including a termination of Mr. Fowler’s employment on account of the Company’s failure to renew his employment agreement in accordance with the terms thereof) or by the NEO for Good Reason occurred on December 31, 2023 in connection with a Change in Control occurring no more than 12 months before such date.

Potential Payments for NEOs Who Are No Longer Employed with the Company

The following table sets forth the actual amounts that Mr. Chambless received upon his departure from the Company, as described below.

The amounts provided with respect to Mr. Chambless reflect the actual payments and benefits that he received pursuant to his severance agreement upon his departure from the Company effective December 31, 2023. His cash payments include (i) the sum of his base salary and his target bonus for the 2023 performance period, which will be paid for twelve (12) months following his termination date, (ii) twelve (12) months of reimbursements paid by the Company to Mr. Chambless for COBRA premiums paid by Mr. Chambless for such medical and dental continuation coverage, which reimbursement is limited to the employer portion of the monthly health and dental premium that the Company pays on behalf of active employees, subject to his continued compliance with restrictive covenants in favor of the Company through December 31, 2024 (the “Chambless Restricted Period”), and (iii) the actual performance-based cash bonus that he received for the 2023 performance period. Mr. Chambless’s outstanding unvested shares of restricted stock will continue to vest during the Chambless Restricted Period and he remains eligible to earn a pro rata portion of his 2022 and 2023 PSAs in accordance with the terms of his severance agreement, and these values have been determined based on the closing price of the Company’s common stock on NASDAQ on December 29, 2023, the last trading day of 2023 ($11.20), multiplied by the applicable number of shares.

Name	Cash Payments ($)	Continued Vesting of Unvested Restricted Stock ($)	Ability to Earn Pro Rata Portion of Unearned PSAs ($)	Total ($)
Matt J. Chambless	597,471	95,043	138,440	830,954

Pay Versus Performance
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing the following disclosure regarding executive compensation for our principal executive officers (“PEO”) and
Non-PEO
NEOs and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for Douglas ($)(1)	Compensation Actually Paid to Douglas ($)(1)(2)(3)	Summary Compensation Table Total for Fowler ($)(1)	Compensation Actually Paid to Fowler ($)(1)(2)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(1)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)(2)(3)	Value of Initial Fixed $100 Investment based on: (4)		Net Income ($) (in thousands)	Adjusted EBITDA ($)(5) (in thousands)
							TSR ($)	Peer Group TSR ($)
2023	—	2,306,789	—	331,873	1,181,139	343,658	42.92	102.92	$102.92	$47,578
2022	1,600,378	970,891	1,951,380	821,879	1,161,724	718,719	104.30	105.55	$15,867	$55,899
2021	1,889,943	1,797,189	—	—	1,405,425	1,333,071	112.27	136.66	$18,430	$52,677
2020	1,274,209	990,996	—	—	1,023,409	801,007	102.85	123.94	$14,246	$43,387

(1)
J. Boyd Douglas was our PEO from May 17, 2006 to June 30, 2022. Christopher L. Fowler was our PEO from July 1, 2022 to present. The individuals comprising the
Non-PEO
NEOs for each year presented are listed below.

2020	2021	2022	2023
Matt J. Chambless	Matt J. Chambless	Matt J. Chambless	Matt J. Chambless
David A. Dye	David A. Dye	David A. Dye	David A. Dye
Christopher L. Fowler	Christopher L. Fowler	Dawn M. Severance	Dawn M. Severance
Troy D. Rosser	Troy D. Rosser	Amaris McComas	Wes D. Cronkite
Troy D. Rosser

(2)
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

(3)
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEOs and the
Non-PEO
NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards column set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for J. Boyd Douglas ($)	Exclusion of Stock Awards for J. Boyd Douglas ($)	Inclusion of Equity Values for J. Boyd Douglas ($)	Compensation Actually Paid to J. Boyd Douglas ($)
2022	1,600,378	(738,338)	108,851	970,891
2021	1,889,943	(726,843)	634,089	1,797,189
2020	1,274,209	(632,366)	349,153	990,996

Year	Summary Compensation Table Total for Christopher L. Fowler ($)	Exclusion of Stock Awards for Christopher L. Fowler ($)	Inclusion of Equity Values for Christopher L. Fowler ($)	Compensation Actually Paid to Christopher L. Fowler ($)
2023	2,306,789	(1,625,994)	(348,922)	331,873
2022	1,951,380	(1,238,352)	108,851	821,879

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards for Non -PEO NEOs ($)	Average Inclusion of Equity Values for Non- PEO NEOs ($)	Average Compensation Actually Paid to Non- PEO NEOs ($)

2023	1,181,139	(657,440)	(180,041)	343,658
2022	1,161,724	(526,478)	83,473	718,719
2021	1,405,425	(629,160)	556,806	1,333,071
2020	1,023,409	(529,008)	306,606	801,007
The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for J. Boyd Douglas ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for J. Boyd Douglas ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for J. Boyd Douglas ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for J. Boyd Douglas ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for J. Boyd Douglas ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for J. Boyd Douglas ($)	Total - Inclusion of Equity Values for J. Boyd Douglas ($)

2022	219,856	(159,850)	0	48,845	0	0	108,851
2021	699,890	(89,049)	0	23,248	0	0	634,089
2020	381,626	11,187	0	(43,660)	0	0	349,153

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Christopher L. Fowler ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Christopher L. Fowler ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Christopher L. Fowler ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Christopher L. Fowler ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Christopher L. Fowler ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Christopher L. Fowler ($)	Total - Inclusion of Equity Values for Christopher L. Fowler ($)

2023	239,478	(298,292)	0	8,236	(298,344)	0	(348,922)
2022	219,856	(159,850)	0	48,845	0	0	108,851

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)

2023	96,827	(111,716)	0	11,610	(176,762)	0	(180,041)
2022	156,771	(101,887)	0	28,589	0	0	83,473
2021	605,829	(76,579)	0	27,556	0	0	556,806
2020	333,411	10,833	0	(37,638)	0	0	306,606

(4)
The Peer Group TSR set forth in this table utilizes the S&P 600
Health
Care Equipment & Services (Industry Group) (“S&P 600 Health Care Equipment & Services”), which we also utilize in the stock performance graph required by Item

201(e) of Regulation
S-K
included in our Annual Report on Form
10-K
for the year ended December 31, 2023. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year, in the Company and in the S&P 600 Health Care Equipment & Services, respectively. Historical stock performance is not necessarily indicative of future stock performance.
(5)
The Company selected Adjusted EBITDA as the most important financial measure it used to link Company performance to Compensation Actually Paid to our PEOs and
Non-PEO
NEOs in 2023. This performance measure may not have been the most important financial performance measure for years 2022, 2021 or 2020, and we may determine a different financial performance measure to be the most important financial performance measure in future years. See “Tabular List of Most Important Financial Performance Measures” below for the definition of Adjusted EBITDA.

Description of Relationship Between PEOs and Other NEO Compensation Actually Paid and Total Shareholder Return (“TSR”)
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and the cumulative TSR over the four most recently completed fiscal years of the Company and the S&P 600 Health Care Equipment & Services Index.

Description of Relationship Between PEOs and Other NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and our Net Income during the four most recently completed fiscal years.

Description of Relationship Between PEOs and Other NEO Compensation Actually Paid and Adjusted EBITDA
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and our Adjusted EBITDA during the four most recently completed fiscal years.

Tabular List of Most Important Financial Performance Measures

The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEOs and other NEOs for 2023 to Company performance. The measures in this table are not ranked.

Performance Measure	Rationale for Use in the Company’s Incentive Compensation Program	Definition
Adjusted EBITDA	Adjusted EBITDA is a useful measure to assess the performance and liquidity of the Company as it provides meaningful operating results by excluding the effects of expenses that are not reflective of its operating business performance.	Non-GAAP financial measure that consists of GAAP net income as reported, adjusted for (i) deferred revenue purchase accounting adjustments arising from purchase allocation adjustments related to business acquisitions; (ii) depreciation expense; (iii) amortization of software development costs; (iv) amortization of acquisition-related intangible assets; (v) stock-based compensation; (vi) severance and other non-recurring charges; (vii) interest expense and other, net; (viii) gain on contingent consideration; and (ix) the provision for income taxes
Recurring Revenue	Recurring revenue aligns with how management, investors and analysts view the Company in terms of stability of revenues and cash flows and reflects management’s long-term strategy of leveraging TruBridge services to increase growth.	The total amount of all revenue for which contractual terms and application of GAAP result in a pattern of revenue recognition that is reasonably expected to repeat in future periods
Total Retention	Retention aligns with the Company’s goal of maintaining a substantial core customer base.	Calculated by comparing certain revenues in a one-month period to revenues generated by those same customers one year later
Adjusted EPS	Adjusted EPS is an appropriate metric for aligning executive pay with Company performance and returns to the Company’s stockholders.	Non-GAAP financial measure that consists of GAAP net income as reported, adjusted for the after-tax effects of (i) acquisition-related amortization; (ii) stock-based compensation expense (including any adjustments for excess or deficient tax benefits); (iii) non-recurring expenses and transaction-related costs; and (iv) non-cash charges to interest expense and other, divided by weighted shares outstanding (diluted)

Pay Ratio

SEC rules require us to disclose the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees. In determining the median employee, we prepared a list of all employees as of December 31, 2023. Consistent with applicable rules, we used reasonable estimates both in the methodology used to identify the median employee and in calculating the annual total compensation of employees other than the CEO. We determined our median employee based on the taxable wages of each of our approximately 1,940 employees (excluding the CEO), as reported in Box 1 on Internal Revenue Service Form W-2. We annualized the taxable wages of full- and part-time employees who joined the Company during 2023.

The annual total compensation of our median employee (other than the CEO) for 2023 was $51,377. As disclosed in the Summary Compensation Table appearing on page 37, the annual total compensation for 2023 of Christopher L. Fowler, our CEO, was $2,306,789. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was approximately 44.9 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

Non-Management Director Compensation

Our director compensation program is designed to attract and retain highly qualified non-employee directors and to address the time, effort, expertise and accountability required of active board membership. Our Compensation Committee believes that annual compensation for non-employee directors should consist of both cash to compensate members for their services on the Board and its committees, and equity to align the interests of directors and stockholders. Highlights of our director compensation program include:

•	Emphasis on equity in the overall compensation mix

•	Full-value equity grants under a fixed-value annual grant policy

•	Fees for committee service to differentiate individual pay based on workload

•	Additional fees for committee chairs to reflect increased time and effort required

•	A robust stock ownership guideline set at five times the annual cash retainer to support stockholder alignment

In accordance with its charter, the Compensation Committee reviews and makes recommendations to the Board regarding the compensation of our non-employee directors. In making such recommendations, the Compensation Committee takes into consideration the director compensation practices of peer companies and whether such recommendations align with the interests of our stockholders. Like compensation for our executive officers, the Compensation Committee reviews the total compensation of our non-employee directors and each element of our director compensation program annually. In 2023, each of our non-employee directors received an annual cash retainer (paid quarterly in advance) for service as a director, and each non-employee director who served on one or more committees of the Board received an additional fee for each committee membership. The amount of the annual retainers for 2023, by position, are set forth below:

Position	Annual Cash Retainer
Chairperson	$110,000
Regular Board Member	$60,000
Audit Committee – Chair	$20,000
Audit Committee – Member	$8,000
Compensation Committee – Chair	$12,500
Compensation Committee – Member	$5,000
Nominating and Corporate Governance Committee – Chair	$10,000
Nominating and Corporate Governance Committee – Member	$5,000
Innovation and Technology Committee – Chair	$20,000
Innovation and Technology Committee – Member	$8,000

Each non-employee director also received a grant of shares of restricted stock under the 2019 Incentive Plan having a fair market value of approximately $120,000 on March 7, 2023 (except for Mr. Anquillare, who was not a director at that time), which shares of restricted stock vest on the first anniversary of the date of grant. Directors who are employees of the Company receive no compensation for their service as directors. Directors are also reimbursed for their expenses incurred in attending any meeting of directors or otherwise performing Company business.

The table below summarizes the compensation paid by the Company to the non-employee directors for the fiscal year ended December 31, 2023.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Total ($)
Mark V. Anquillare (3)	17,000	69,994	—
Regina M. Benjamin	86,000	119,989	205,989
Christopher T. Hjelm	85,000	119,989	204,989
Charles P. Huffman	85,000	119,989	204,989
Glenn P. Tobin	123,000	119,989	242,989
Denise W. Warren	88,500	119,989	208,489

(1)

Christopher L. Fowler, the Company’s President and Chief Executive Officer, and David A. Dye, the Company’s Chief Operating Officer, are not included in this table as they were employees of the Company during 2023 and thus received no compensation for their service as directors. The compensation received by Messrs. Fowler and Dye as employees of the Company is shown in the Summary Compensation Table on page 37.

(2)

The amounts reported represent the grant date fair value of the time-based restricted stock granted in 2023, calculated in accordance with FASB ASC Topic 718. See Note 9 to the financial statements in the Company’s Form 10-K for the year ended December 31, 2023 for the assumptions made in determining the grant date fair value. There can be no assurance that the grant date fair value will ever be realized.

As of December 31, 2023, the aggregate number of unvested shares of restricted stock held by each non-employee director was 4,105 shares, except for Mr. Anquillare, who held 2,714 shares.

(3)	Mr. Anquillare joined the Board of Directors on July 28, 2023.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage of outstanding shares of common stock beneficially owned as of March 15, 2024 by:

•	each director and director nominee;

•	each executive officer named in the Summary Compensation Table on page 37 of this Proxy Statement;

•	all of our current directors and executive officers as a group; and

•	beneficial owners of 5% or more of our common stock.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer is: c/o TruBridge, Inc., 54 St. Emanuel Street, Mobile, Alabama 36602.

Name of Beneficial Owner	Number of Shares of Common Stock (1)	% of Shares of Common Stock (2)
BlackRock, Inc. (3)	1,062,550	7.3%
The Vanguard Group, Inc. (4)	830,805	5.7%
Leonard Group (5)	1,594,000	10.9%
Mark V. Anquillare (6)	14,678	*
Regina M. Benjamin (7)	34,311	*
David A. Dye (8)	94,268	*
Christopher L. Fowler (9)	128,311	*
Christopher T. Hjelm (10)	27,215	*
Charles P. Huffman (11)	32,847	*
Glenn P. Tobin (12)	46,311	*
Denise W. Warren (13)	34,311	*
Vinay Bassi (14)	32,901	*
Matt J. Chambless	41,515	*
Wes D. Cronkite (15)	40,717	*
Dawn M. Severance (16)	27,376	*
All Directors & Current Executive Officers as a group (12 persons) (17)	525,033	3.6%

*	Reflects ownership of less than 1%.

(1)

The number of shares of common stock reflected in the table is that number of shares which are deemed to be beneficially owned under Section 13(d) of the Exchange Act and SEC rules thereunder. Shares deemed to be beneficially owned include shares as to which, directly or indirectly, through any contract, relationship, arrangement, understanding or otherwise, either voting power or investment power is held or shared. Unless otherwise stated, the named person has the sole voting and investment power for the shares indicated.

(2)	Percentage of ownership is based on 14,652,956 shares of Company common stock outstanding as of March 15, 2024.

(3)

The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001. This information is based solely upon our review of an amended Schedule 13G filed by BlackRock, Inc. with the SEC on January 26, 2024, reporting beneficial ownership as of December 31, 2023. The Schedule 13G/A reports that (a) BlackRock, Inc. is a parent holding company or control person, (b) BlackRock, Inc.’s subsidiaries, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Financial Management, Inc. and BlackRock Investment Management, LLC, acquired the shares being reported and (c) Blackrock, Inc. has sole voting power and sole dispositive power with respect to all 1,062,550 shares.

(4)

The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. This information is based solely upon our review of an amended Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard Group”) with the

SEC on February 13, 2024, reporting beneficial ownership as of December 31, 2023. The Schedule 13G/A reports that of the 830,805 shares reported as beneficially owned, Vanguard Group has sole voting power with respect to 0 shares, shared voting power with respect to 22,936 shares, sole dispositive power with respect to 802,609 shares and shared dispositive power with respect to 28,196 shares.

(5)

The address of the Leonard Group is 49 Leuty Ave., Toronto, Ontario, M4E 2R2, Canada. This information is based solely upon our review of a Schedule 13D filed by L6 Holdings Inc. (“L6”) and Pinetree Capital Ltd. (“PCL”) (collectively, the “Leonard Group”) with the SEC on March 12, 2024, reporting beneficial ownership as of March 5, 2024. This number reflects the aggregate beneficial ownership of L6 and PLC as if the two reporting persons were deemed to have formed a “group” within the meaning of Section 13(d)(3) of the Exchange Act. The Schedule 13D reports that (a) Damien Leonard is a managing director of L6, (b) Mr. Leonard is the president and the ultimate control person of PCL, and (c) PCL holds 100% of the outstanding capital stock of two entities which together hold 100% of the outstanding equity interests of Pinetree Income Partnership, the entity which holds the shares of Company common stock. The Schedule 13D discloses that L6 and PLC may be deemed to have formed a “group” within the meaning of Section 13(d)(3) of the Exchange Act and that they may be deemed to beneficially own an aggregate of 1,594,000 shares. Each of L6 and PLC expressly disclaim beneficial ownership of the shares owned by the other reporting person. L6 has shared voting power with respect to 500,000 shares and PLC has shared voting power with respect to 1,094,000 shares.

(6)	Represents shares of unvested restricted stock granted to Mr. Anquillare under the 2019 Incentive Plan.

(7)	Includes 11,964 shares of unvested restricted stock granted to Dr. Benjamin under the 2019 Incentive Plan.

(8)	Includes 46,800 shares owned by a trust for the benefit of Mr. Dye and his children. Also includes 28,548 shares of unvested restricted stock granted to Mr. Dye under the 2019 Incentive Plan.

(9)	Includes 49,850 shares of unvested restricted stock granted to Mr. Fowler under the 2019 Incentive Plan.

(10)	Includes 11,964 shares of unvested restricted stock granted to Mr. Hjelm under the 2019 Incentive Plan.

(11)	Mr. Huffman shares voting and investment power for 2,000 shares with his wife.

(12)	Includes 11,964 shares of unvested restricted stock granted to Mr. Tobin under the 2019 Incentive Plan.

(13)	Includes 11,964 shares of unvested restricted stock granted to Ms. Warren under the 2019 Incentive Plan.

(14)	Represents shares of unvested restricted stock granted to Mr. Bassi under the 2019 Incentive Plan.

(15)	Includes 20,128 shares of unvested restricted stock granted to Mr. Cronkite under the 2019 Incentive Plan.

(16)	Includes 13,819 shares of unvested restricted stock granted to Ms. Severance under the 2019 Incentive Plan.

(17)	Includes shares of unvested restricted stock as described in footnotes (6)-(16), as well as shares of unvested restricted stock held by other executive officers of the Company.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than ten percent (10%) of our common stock, to file reports of ownership and changes in ownership of Company common stock held by them with the SEC. Copies of these reports must also be provided to the Company. Based on our review of these reports, we believe that, during the year ended December 31, 2023, all reports required to be filed during such year were filed on a timely basis, except that (i) a late Form 3 was filed on behalf of each of Wes D. Cronkite and Kevin Plessner with respect to each individual’s appointment as a Section 16 officer,(ii) two late Forms 4 were filed on behalf of Mr. Cronkite on March 7, 2023, one to report a grant of restricted stock and a second to report a withholding for tax purposes, (iii) a late Form 4 was filed on behalf of Mr. Plessner to report a grant of restricted stock and a withholding for tax purposes on March 7, 2023 and a withholding for tax purposes on March 8, 2023, and (iv) a late Form 4 was filed on behalf of David A. Dye with respect to a gift of stock.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policy for the Review and Approval of Related Person Transactions

We may occasionally enter into or participate in transactions with certain “related persons.” Related persons include our executive officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons, and entities in which one of these persons has a direct or indirect material interest. We refer to transactions with these related persons as “related person transactions.” We have a written policy regarding the review and approval of related person transactions.

In accordance with this policy, and except for certain transactions subject to standing pre-approval under the policy, our Audit Committee must review and approve all such related person transactions that exceed or are expected to exceed $100,000 in any calendar year. This $100,000 threshold is less than the $120,000 threshold requiring disclosure under the rules of the SEC. The Audit Committee considers all relevant factors when determining whether to approve a related person transaction, including whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No director may participate in any discussion or approval of any related person transaction in which he or she is a related person, but that director is required to provide the Audit Committee with all material information concerning the transaction.

Related Person Transactions

The Company was not involved in any related person transactions during 2023.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is currently composed of three directors who are independent directors as defined under existing Nasdaq rules and SEC rules. The Audit Committee operates under a written charter, which is reviewed annually and was last amended by the Board of Directors on April 27, 2022.

The Audit Committee hereby submits the following report:

•	We have reviewed and discussed with management the Company’s audited financial statements as of, and for, the year ended December 31, 2023.

•

We have discussed with the independent registered public accountants, Grant Thornton LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

•

We have received and reviewed the written disclosures and the letter from Grant Thornton LLP required by applicable PCAOB standards regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence, and have discussed with Grant Thornton LLP their independence. We considered whether the provision of non-financial audit services was compatible with Grant Thornton LLP’s independence in performing financial audit services.

Based on the review and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC. It should be noted that management is responsible for the Company’s financial reporting process, including its system of internal controls, and the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent registered public accountants are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures.

AUDIT COMMITTEE

Denise W. Warren, Chairperson

Mark V. Anquillare

Regina M. Benjamin

Charles P. Huffman

PROPOSAL 2

ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement in accordance with the rules of the SEC. We intend to hold such an advisory vote on the compensation of our NEOs, commonly known as a “say-on-pay” vote, each year in connection with our Annual Meeting of Stockholders until the next vote on the frequency of the “say-on-pay” vote or until our Board of Directors otherwise determines that a different frequency for this advisory vote is in the best interests of our stockholders. The next advisory vote on the frequency of “say-on-pay” votes will occur in 2030.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to align the interests of our NEOs with the interests of our stockholders and to reward performance that enhances stockholder returns. As discussed in the “Compensation Discussion and Analysis,” the Compensation Committee intends to continue to emphasize performance-based compensation and strengthen the link between executive compensation and the Company’s long-term performance, as evidenced by the following improvements made to the compensation program:

•	granting performance share awards and performance-based cash bonus awards to the Company’s executive officers since 2014;

•	transitioning to an equity compensation mix that is more heavily weighted in favor of performance-based equity than time-based equity;

•	transitioning from one-year performance share awards to three-year performance share awards;

•	adding a peer comparison metric to our long-term equity incentive awards;

•	requiring our executives to hold a meaningful stake in the Company’s common stock;

•	adding performance metrics to the annual cash incentive program that reflect how management evaluates the Company’s operations;

•	using the current year financial plan to set performance targets instead of prior-year performance; and

•	applying a cumulative, three-year performance goal to the three-year performance share awards.

We believe that our compensation program has been, and will continue to be, successful in retaining and motivating our executive officers necessary for the current and long-term success of the Company.

We are asking our stockholders to indicate their support for the compensation of our NEOs as described in this Proxy Statement. This proposal gives our stockholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific element of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, in accordance with Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our stockholders to vote FOR the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2023 Summary Compensation Table and the other related tables and disclosure.”

This “say-on-pay” vote is advisory and, therefore, not binding on the Company, our Board of Directors, or our Compensation Committee. However, our Board and our Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements. To the extent there is any significant vote against the compensation of our NEOs as disclosed in this Proxy Statement, the Compensation Committee and the Board will evaluate whether any actions are necessary to address the concerns of stockholders.

The Board recommends that the stockholders vote FOR Proposal 2.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

At the direction of the Audit Committee, the ratification of the appointment of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accountants for the year ending December 31, 2024 is being presented to the stockholders for approval at the Annual Meeting. If the appointment of independent registered public accountants is not ratified, the Audit Committee will reconsider its appointment of independent registered public accountants.

General

The Audit Committee has approved the engagement of Grant Thornton as the Company’s independent registered public accountants for the year ending December 31, 2024. Grant Thornton has been engaged by the Company since 2004 and has audited the financial statements of the Company for the years ended December 31, 2004 through December 31, 2023.

It is expected that a representative of Grant Thornton will be present at the Annual Meeting to respond to appropriate questions, and will be given the opportunity to make a statement if he or she so desires.

Fees Paid to Grant Thornton LLP

The following table presents the fees paid or accrued by the Company for the audit and other services rendered by Grant Thornton for the years ended December 31, 2023 and 2022.

	2023	2022
Audit Fees	$1,004,840	$964,391
Audit-Related Fees	$37,450	$0
Tax Fees	$0	$8,480
All Other Fees	$459,500	$31,800
TOTAL	$1,501,790	$1,004,671

Audit Fees. Audit Fees for the last two years were for professional services rendered by the independent registered public accountants in connection with (i) the audits of the Company’s annual financial statements and audits of the effectiveness of the Company’s internal control over financial reporting, and (ii) the review of the Company’s quarterly financial statements.

Audit-Related Fees. Audit-Related Fees for 2023 include services related to a SEC comment letter.

Tax Fees. Tax Fees for 2022 include fees for state and local tax consulting services.

All Other Fees. All Other Fees encompasses fees paid to Grant Thornton in connection with any services provided by the independent registered public accountants other than the services reported in the other above categories. In 2023 and 2022, such fees were paid for financial, tax and IT diligence conducted by Grant Thornton in connection with an acquisition.

Pre-Approval Policy

The Audit Committee’s policy is to specifically pre-approve all audit and non-audit services to be rendered by the independent registered public accountants. Through this policy, the Audit Committee can effectively monitor the costs of services and can ensure that the provision of such services does not impair the registered accountant’s independence. During the year ended December 31, 2023, all audit and non-audit services were approved, in advance, by the Audit Committee in compliance with these procedures.

The Board recommends that the stockholders vote FOR Proposal 3.

OTHER MATTERS

As of the date of this Proxy Statement, the Board does not know of any business which will be presented for consideration at the Annual Meeting other than that specified herein and in the Notice of Annual Meeting of Stockholders, but if other matters are properly presented, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters.

DEADLINE FOR STOCKHOLDER PROPOSALS

In order for a proposal by a stockholder of the Company to be eligible to be included in the proxy statement and proxy form for the 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”) pursuant to SEC Rule 14a-8, the proposal must be received by the Company’s Corporate Secretary at TruBridge, Inc., 54 St. Emanuel Street, Mobile, Alabama 36602, on or before November 27, 2024. If the date of the 2025 Annual Meeting changes by more than 30 days from May 9, 2025, then the deadline to submit stockholder proposals for inclusion in the proxy statement for the 2025 Annual Meeting will be a reasonable time before the Company begins to print and mail its proxy materials for the 2025 Annual Meeting. The Company will determine whether to include a proposal in the 2025 proxy statement in accordance with the SEC rules governing the solicitation of proxies.

If a stockholder proposal is submitted outside the proposal process mandated by SEC Rule 14a-8, and is submitted instead under the Company’s advance notice Bylaw provision (Section 1.13 of the Bylaws), the proposal must be received by the Company’s Corporate Secretary at TruBridge, Inc., 54 St. Emanuel Street, Mobile, Alabama 36602 not earlier than January 9, 2025 nor later than February 8, 2025, together with the necessary supporting documentation required under that Bylaw provision. If the date of the 2024 Annual Meeting is advanced by more than 30 days or is delayed by more than 70 days from May 9, 2025, then to be timely the nomination or proposal must be received by the Company no earlier than the 120th day prior to the 2025 Annual Meeting and no later than the close of business on the later of the 90th day prior to the meeting and the 10th day following the day on which public announcement of the date of the 2025 Annual Meeting is first made. In addition to satisfying the requirements under our Bylaws, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees at the 2025 Annual Meeting must provide notice to the Company that complies with the informational requirements of Rule 14a-19 under the Exchange Act.

A COPY OF OUR 2023 ANNUAL REPORT TO STOCKHOLDERS, WHICH INCLUDES OUR FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, IS ENCLOSED WITH THIS PROXY STATEMENT. IF THE ANNUAL REPORT IS NOT INCLUDED, PLEASE NOTIFY US IN WRITING AT TRUBRIDGE, INC., 54 ST. EMANUEL STREET, MOBILE, ALABAMA 36602, ATTN: CORPORATE SECRETARY.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, please notify your broker. You may also call the Broadridge Householding Election system at (866) 540-7095 or notify them in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York to decline or modify previous householding elections. You can also request prompt delivery of a copy of the proxy statement and annual report by sending a written request to TruBridge, Inc., 54 St. Emanuel Street, Mobile, Alabama 36602, Attn: Corporate Secretary or by calling the Company at (877) 424-1777.

Your vote P.O. BOX 8016, CARY, NC 27512-9903 matters! Have your ballot ready and please use one of the methods below for easy voting: Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. Scan QR for digital voting TruBridge, Inc. Internet: www.proxypush.com/TBRG • Cast your vote online Annual Meeting of Stockholders • Have your Proxy Card ready • Follow the simple instructions to record your vote For Stockholders of record as of March 15, 2024 Phone: Thursday, May 9, 2024 8:00 AM, Central Time 1-866-509-1050 • Use any touch-tone telephone Annual Meeting to be held live via the Internet—please visit • Have your Proxy Card ready www.proxydocs.com/TBRG for more details. • Follow the simple recorded instructions Mail: • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid YOUR VOTE IS IMPORTANT! envelope provided PLEASE VOTE BY: 8:00 AM, Central Time May 9, 2024. Virtual: You must pre-register to attend the meeting online and/or participate at www.proxydocs.com/TBRG. This proxy is being solicited on behalf of Board of Directors The undersigned hereby appoints Christopher L. Fowler and Vinay Bassi (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of TruBridge, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Copyright © 2024 BetaNXT, Inc. or its affiliates. All Rights Reserved

TruBridge, Inc. Annual Meeting of Stockholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR THE LISTED NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS 1. To elect two Class I directors to serve on the Board of Directors of the Company for three-year terms expiring at the 2027 Annual Meeting of Stockholders; FOR AGAINST ABSTAIN 1.01 Mark V. Anquillare FOR 1.02 Glenn P. Tobin FOR FOR AGAINST ABSTAIN 2. To approve on a non-binding advisory basis the compensation of the Company’s named FOR executive officers (“NEOs”); 3. To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public FOR accountants for the year ending December 31, 2024; and 4. To transact such other business as may properly come before the annual meeting or any adjournment thereof. You must pre-register to attend the meeting online and/or participate at www.proxydocs.com/TBRG. Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date